                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14c-5(d)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12



                           Rhone-Poulenc Rorer Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF RHONE-POULENC RORER APPEARS HERE]
================================================================================

          NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

          PROXY STATEMENT

          1996 FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

[LOGO OF RHONE-POULENC RORER APPEARS HERE]
================================================================================

             RHONE-POULENC RORER INC.
             500 ARCOLA ROAD
             COLLEGEVILLE, PA 19426
             MARCH 31, 1997

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held at 2:00 p.m., Wednesday, May 7, 1997 at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania.

  At the Annual Meeting, shareholders will be asked to elect six directors and to ratify the selection of independent accountants for 1997.

  The Notice of Annual Meeting, combined proxy statement and 1996 financial statements, form of proxy and report to shareholders are included with this letter.

  Whether or not you expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed postage prepaid envelope.

  I look forward to welcoming you at the Annual Meeting this year.

                                 Very truly yours,

                                 /s/ Michel de Rosen

                                 Michel de Rosen
                                 Chairman and Chief Executive Officer

                           RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                            COLLEGEVILLE, PA 19426

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1997

To the Shareholders
of Rhone-Poulenc Rorer Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), will be held on Wednesday, May 7, 1997 at 2:00 p.m., local time, at the Company's Executive Offices, 500 Arcola Road, Collegeville, Pennsylvania for the following purposes:

    1. To consider and vote upon the election of four directors for three-year terms and two directors for one-year terms.

    2. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1997; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of Common Shares at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting. Such holders may vote in person or by proxy.

  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed prepaid envelope to ensure that your vote will be counted. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS.


                                          /s/ Richard B. Young

                                          Richard B. Young
                                          Secretary

Collegeville, Pennsylvania
March 31, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           NOS.
                                                                           ----
Notice of Annual Meeting of Shareholders..................................
Proxy Statement...........................................................   1
  Voting of Shares........................................................   1
    Ownership of Shares...................................................   2
    Control of the Company................................................   3
  Election of Directors...................................................   4
  Committees of the Board of Directors....................................   7
  Directors' Compensation.................................................   8
  Report on Executive Compensation by the Executive Personnel &
   Compensation Committee.................................................   8
  Executive Compensation..................................................   9
  Certain Relationships and Related Transactions..........................  19
  Proposal to Ratify the Appointment of Auditors..........................  19
  General and Other Matters...............................................  20
  Proposals of Shareholders...............................................  20
Annual Financial Statements and Review of Operations......................  21
  Management's Discussion and Analysis of Results of Operations and
   Financial Condition....................................................  21
  Ten-Year Selected Financial Data (Unaudited)............................  36
  Consolidated Statements of Income.......................................  37
  Consolidated Balance Sheets.............................................  38
  Consolidated Statements of Cash Flows...................................  39
  Notes to Consolidated Financial Statements..............................  40
  Responsibility for Financial Statements.................................  65
  Report of Independent Accountants.......................................  66
  Quarterly Data (Unaudited)..............................................  67

                         RHONE-POULENC RORER INC.
                         500 ARCOLA ROAD
                         COLLEGEVILLE, PENNSYLVANIA 19426

                         PROXY STATEMENT

                               VOTING OF SHARES

  This proxy statement and the accompanying proxy card are being mailed on or about March 31, 1997 to holders of Common Shares ("Shares") of Rhone-Poulenc Rorer Inc. (the "Company"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") scheduled to be held on May 7, 1997 and at any adjournment or postponement thereof.

  At the Annual Meeting, holders of Shares will consider and vote upon the following proposals:

  1. The election of six directors of the Company, four for three-year terms ending in 2000, and two for one-year terms ending in 1998; and

  2. The ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1997.

  The Board of Directors has fixed the close of business on March 14, 1997 as the record date ("Record Date") for determining the holders of Shares who will be entitled to notice of and to vote at the Annual Meeting.

  Only the holders of record of Common Shares of the Company ("Shares") on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, 141,901,632 Shares were outstanding for voting purposes. Shareholders are entitled to one vote per Share on each matter to be voted upon. The presence, in person or by properly executed proxy, of the holders of a majority of the Shares outstanding shall constitute a quorum at the Annual Meeting.

  All Shares that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominees for director and FOR the ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company.

  Abstention and Shares held of record by a broker or its nominee which are voted on any matter are included in determining the number of votes present, but such Shares not voted on any matter will not be included in determining whether a quorum is present. A nominee for election as a director will be elected if he receives an affirmative vote of a majority of the votes cast by all shareholders entitled to vote at a meeting of shareholders. The selection of independent accountants will be ratified if approved by the majority of those votes present and cast at the meeting of shareholders.

  Proxies representing Shares held of record will also represent Shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Trustee with respect to Shares held in accounts under the Rhone-Poulenc Rorer Employee Savings Plan. If participants in those plans also are shareholders of record with the same account information, they will receive a single proxy which will represent all Shares held of record and in one or both such plans. If the account information is different, then the participants will receive separate proxies. The number printed on the proxy card reflects the total number of Shares represented by that proxy.

  The Board of Directors does not know of any matters, other than the election of directors and the ratification of the selection of independent accountants, that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company before the Annual Meeting or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or any subsequent proxy should be sent so as to be delivered to: Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426, Attention: Secretary at or before the taking of the vote at the Annual Meeting.

  On the Record Date, Rhone-Poulenc S.A. ("RP") owned approximately 68.30% of the Company's outstanding shares. RP has the right to vote sufficient Shares to cause each of the proposals to be presented at the Annual Meeting to be approved, without any other Shares being voted in favor thereof.

                              OWNERSHIP OF SHARES

  The following table presents information provided to the Company as to the beneficial ownership of the Company's Shares, as of February 28, 1997, by persons holding 5% or more of such Shares:

-------------------------------------------------------------------------------
  NAME AND ADDRESS     NUMBER OF SHARES NATURE OF OWNERSHIP PERCENTAGE OF CLASS
-------------------------------------------------------------------------------
Rhone-Poulenc S.A.
 25, Quai Paul Doumer
 92408 Courbevoie,
 FRANCE                   96,806,784          Direct               68.26%
-------------------------------------------------------------------------------

  The following table shows, for each director, for each executive named in the Summary Compensation Table on page 13 and for all directors and executive officers of the Company as a group, the total number of Shares beneficially owned as of February 28, 1997, and the nature of such beneficial ownership. Beneficial ownership includes, among other things, the right to acquire shares within sixty (60) days through the exercise of an option. Total ownership represents less than two percent of the outstanding shares.

-------------------------------------------------------------------------------
                                                             NUMBER OF SHARES
                                           NUMBER OF SHARES     SUBJECT TO
NAME OF BENEFICIAL OWNER                    OWNED DIRECTLY  EXERCISABLE OPTIONS
-------------------------------------------------------------------------------
Jean-Jacques Bertrand                            4,335              90,886
Jean-Marc Bruel                                    -0-             177,000
Robert E. Cawthorn                              98,620             326,789
Michel de Rosen                                  8,629             204,814
Charles-Henri Filippi                            2,000              10,000
Richard Forrest                                    -0-              70,256
Dale F. Frey                                       -0-                 -0-
Claude Helene                                      -0-              57,000
Manfred E. Karobath, M.D.                        6,911             134,993
Igor Landau                                        200              20,000
Patrick Langlois                                 5,804             139,538
James S. Riepe                                     864              10,000
Timothy G. Rothwell                                -0-              19,701
Jean-Pierre Tirouflet                              -0-              20,000
Eric J. Topol, M.D.                                -0-                 -0-
All Executive Officers and Directors as a
 Group
 (23 in number)                                151,886           1,519,652
-------------------------------------------------------------------------------

  Pursuant to the terms of the Company's various stock option plans which have been approved by the shareholders, directors upon election to the Board, receive an option to purchase 20,000 Shares at a price equal to the market price on the date of grant. These options become exercisable during service as a director at the rate of 20% of the Shares on each of the first five anniversaries of the date of grant.

  In the foregoing table, the Number of Shares Subject to Exercisable Options reflects, for certain directors, not only the exercisable portion of options granted by the Company to directors or to executives, but also the currently-exercisable portion of options granted to these directors by RP under the terms of an RP stock option plan.

                            CONTROL OF THE COMPANY

  Pursuant to the terms of the Acquisition Agreement between the Company and RP, dated as of March 12, 1990, RP acquired Shares of the Company in two transactions in 1990: (1) upon expiration on May 5, 1990 of its tender offer for Shares, RP purchased Shares tendered to it representing approximately 50.1% of Shares then outstanding on a fully-diluted, pre-split basis and (2) on July 31, 1990, the Company issued additional Shares to RP in consideration of the contribution to the Company by RP of its Human Pharmaceutical Business. As a result of these transactions, RP acquired Shares constituting approximately 68% of the Shares outstanding on a fully-diluted basis. RP now owns approximately 68% of the Shares and thereby controls the Company.

                             ELECTION OF DIRECTORS

  The Acquisition Agreement provides that for a standstill period extending until July 31, 1997, during which RP cannot acquire additional Shares except under certain conditions provided therein, the Board of Directors shall consist of 13 directors. The parties to the Acquisition Agreement agreed that RP would vote all Shares owned by it directly or indirectly to elect, and the Company would use its best efforts to cause to be elected, seven individuals selected by RP ("RP Designees"), three executive officers of the Company ("Rorer Designees") and three individuals who are Independent Persons selected by the Nominating Committee of the Board of Directors of the Company (the "Independent Directors"). "Independent Person" is defined as a person who (1) is in fact independent, (2) does not have any direct financial interest or any material indirect interest in either RP or the Company (other than by reason of ownership of not more than 1% of any class of securities thereof) and (3) is not connected with RP, the Company or any of their respective affiliates as an officer, employee, consultant, agent, advisor, representative, trustee, partner, director (other than of the Company) or person performing similar functions.

  The Board of Directors has nominated Jean-Marc Bruel, Charles-Henri Filippi, Manfred E. Karobath, M.D. and James S. Riepe as directors of the Company for three-year terms ending in 2000, and has nominated Timothy G. Rothwell and Eric J. Topol, M.D. as directors of the Company for one-year terms ending in 1998. Information about the nominees, as well as about continuing directors, appears below.

  Messrs. Bruel, Filippi, Karobath, and Riepe have previously been elected directors of the Company by the shareholders. Messrs. Rothwell and Topol were elected since the last Annual Meeting by the Board of Directors to fill vacancies created by the resignations of Peter J. Neff and Michael H. Jordan, respectively.

  Mr. Riepe and Dr. Topol are Independent Directors. Dr. Karobath and Mr. Rothwell are Rorer Designees. Messrs. Bruel and Filippi are RP Designees. RP designated Robert E. Cawthorn, elected by the shareholders as a Rorer Designee, an RP Designee upon the election to the Board of Mr. Rothwell as a Rorer Designee.

  Mr. Rothwell was elected a director to fill the vacancy created by the retirement from the Board of Peter J. Neff, effective December 31, 1996. Dr. Topol was elected a director to fill the vacancy created by the retirement from the Board of Michael H. Jordan, effective March 1, 1997. Mr. Filippi was elected by the shareholders in 1995 to a three-year term expiring in 1998; however, he is standing for election to the Class of 2000, and Mr. Rothwell is standing for election to the Class of 1998, in order to distribute the three categories of directors evenly among the three classes so that each class has at least four directors, of whom at least one is a Rorer Designee and one is an Independent Director.

  The Company's bylaws provide that the directors may fill vacancies in the Board, with the director so elected to serve a term until the next Annual Meeting.

  All of the nominees have consented to be named and to serve if elected. If any of the nominees should become unavailable for election, it is intended that the Shares represented by proxies will be voted with discretionary authority for a substitute designated by the Board.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR.

  The following table gives the following information about each nominee and each continuing director: age, all positions with the Company, the first year elected a director, the year in which his current term of office expires, principal occupation or employment during the past five years and other directorships.

NOMINEES FOR ELECTION FOR TERMS ENDING IN 2000

   NAME (AND AGE) OF
DIRECTORS, POSITIONS AND           TERM OF
 OFFICES HELD WITH THE    DIRECTOR  OFFICE
        COMPANY            SINCE:  EXPIRES:             BUSINESS EXPERIENCE
------------------------  -------- -------- -------------------------------------------
Jean-Marc Bruel/1/ (61)     1990     1997   Vice-Chairman of Rhone-Poulenc Group (since
 Director                                    1992); President of Rhone-Poulenc Group
                                             (1987-1992); and member of the Executive
                                             Committee of Rhone-Poulenc S.A. Mr. Bruel
                                             is also a director of Rhone-Poulenc S.A.
                                             and a member of the Supervisory Board of
                                             Banque Paribas.
Charles-Henri Filippi/1/    1990     1998   Managing Director in Charge of Investment
 (44)                                        Banking (since 1995), Senior Executive
 Director                                    Vice President (since 1993) and Executive
                                             Vice President in Charge of Large Enter-
                                             prises (1989-1993), Credit Commercial de
                                             France.
E. Manfred Karobath,        1994     1997   Executive Vice President (since 1996) and
 M.D./2/ (56)                                Senior Vice President (1992-1996) of the
 Director, Executive                         Company and President of RPR Research &
 Vice President                              Development since 1992; Director of Re-
                                             search & Development Switzerland of Sandoz
                                             Pharma Ltd. (1989-1992). Dr. Karobath is
                                             also a director of Pasteur Merieux Serums
                                             & Vaccines and Centeon L.L.C.
James S. Riepe/3/ (53)      1982     1997   Managing Director (since 1989) of T. Rowe
 Director                                    Price Associates, Inc., an investment man-
                                             agement firm. Mr. Riepe is also a director
                                             of T. Rowe Price Associates, Inc. and var-
                                             ious T. Rowe Price-sponsored mutual funds.

NOMINEES FOR ELECTION FOR TERM ENDING IN 1998

Timothy G. Rothwell/2/      1996     1997   President (since 1996), Executive Vice
 (46)                                        President and President, Pharmaceutical
 President and Director                      Operations (since 1995) of the Company.
                                             Previously, he served as Chief Executive
                                             Officer and President of the US pharmaceu-
                                             tical business of Sandoz Pharmaceuticals
                                             from 1992 to 1994 and then as Senior Vice
                                             President of Worldwide Business Develop-
                                             ment and Licensing.
Eric J. Topol, M.D./3/      1997     1997   Chairman of the Department of Cardiology,
 (42)                                        The Cleveland Clinic Foundation and Co-Di-
 Director                                    rector, The Cleveland Clinic Heart Center
                                             since 1991.

--------
1 RP Designee
2 Rorer Designee
3 Independent Director

   NAME (AND AGE) OF
DIRECTORS, POSITIONS AND           TERM OF
 OFFICES HELD WITH THE    DIRECTOR  OFFICE
        COMPANY            SINCE:  EXPIRES:             BUSINESS EXPERIENCE
------------------------  -------- -------- -------------------------------------------

CONTINUING DIRECTORS

Robert E. Cawthorn/1/       1984     1998   Chairman Emeritus (since 1996), Chairman
 (61) Director and                           (1986-1996), Chief Executive Officer
 Chairman Emeritus                           (1985-1995) President (1984-1991), and Ex-
                                             ecutive Vice President (1982-1984) of the
                                             Company. In January 1997, Mr. Cawthorn be-
                                             came managing director, Global Health Care
                                             Partners, a unit of DLJ Merchant Banking
                                             Partners, L.P. Mr. Cawthorn is a director
                                             of Sun Company, the Vanguard Group of In-
                                             vestment Companies and Westinghouse Elec-
                                             tric Corporation.
Prof. Claude Helene/1/      1990     1998   Senior Vice President and Directeur
 (59) Director                               Scientifique of Rhone-Poulenc since 1990.
                                             Professeur at the Musee National
                                             D'Histoire Naturelle (Paris, France) since
                                             1976; Director of a Research Center of
                                             Institut National de la Sante et de la Re-
                                             cherche Medicale (1980-1992). Prof. Helene
                                             is a member of the French Academy of Sci-
                                             ences.
Jean-Jacques Bertrand/1/    1990     1999   Chairman & Chief Executive Officer (since
 (57) Director                               1995) and Vice Chairman & CEO (in 1994) of
                                             Pasteur Merieux Serums and Vaccines. Exec-
                                             utive Vice President of the Company (1990-
                                             1993); President, Worldwide Pharmaceutical
                                             Operations of Rhone-Poulenc Sante
                                             (1987-1990).
Michel de Rosen/2/ (46)     1993     1999   Chairman (since 1996), President (1993-
 Director, Chairman and                      1996) and Chief Executive Officer (since
 Chief Executive Officer                     1995) of the Company; President, Fibers
                                             and Polymers Sector, Rhone-Poulenc S.A.
                                             (1988-1993). Mr. de Rosen is also a member
                                             of the Executive Committee of Rhone-
                                             Poulenc S.A. and a director of Centeon
                                             L.L.C.
Dale F. Frey/3/ (64)        1996     1999   Retired Chairman and Chief Executive Offi-
 Director                                    cer, General Electric Investment Corpora-
                                             tion (1984-1996), Vice President and Trea-
                                             surer, General Electric Corporation (1980-
                                             1984, 1986-1994). Mr. Frey is also a di-
                                             rector of USF&G Corporation, Praxair,
                                             Inc., Doubletree Corp., First American Fi-
                                             nancial and Reacon Properties Corporation.
Igor Landau/1/ (52)         1990     1999   President and Chairman, Health Sector
 Director                                    (since 1996), Group President (1992-1996)
                                             and Senior Executive Vice President (1990-
                                             1992) of Rhone-Poulenc S.A. and Chairman
                                             of the Rhone-Poulenc Health Sector (since
                                             1990). Mr. Landau is a member of the Exec-
                                             utive Committee of Rhone-Poulenc S.A.
Jean-Pierre Tirouflet/1/    1990     1999   Executive Vice President & Chief Financial
 (46) Director                               Officer (since 1992); Group Chief Finan-
                                             cial Officer (1990-1992); and member of
                                             the Executive Committee (since 1990) of
                                             Rhone-Poulenc S.A. Mr. Tirouflet is also a
                                             director of Banque Indosuez and Pechiney
                                             S.A.

--------
1 RP Designee
2 Rorer Designee
3 Independent Director

  Messrs. Bruel, Helene, Landau and Tirouflet are executives of RP and Mr. Bertrand is an executive of a wholly-owned subsidiary of RP. See Certain Relationships and Related Transactions on page 19 for a description of various transactions between the Company and RP in 1996.

NOMINATIONS BY SHAREHOLDERS

  The Company's bylaws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, if written notice (the "Notice") of the shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the specified manner and within a specified time limit. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. The Notice may be delivered to the Secretary or mailed to the Secretary by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary. The Notice shall be in writing and contain
(1) the name and address of the nominating shareholder; (2) a representation that the shareholder is a shareholder of record and intends to appear in person to nominate the person or persons specified in the Notice; (3) such information about such nominee as would be required to be included in the proxy statement filed pursuant to Section 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934; (4) a description of all arrangements or understandings among the shareholder and each nominee and any other person pursuant to which the nomination is made and (5) the consent of each nominee to serve as a director if elected.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Based on an examination of Forms 3, 4, and 5 filed with the Securities and Exchange Commission, the Company is aware that John A. Bond, Vice President and Treasurer and Charles-Henri Filippi, director, each filed late a report of a sale of Shares. The Company is unaware of any failure by an officer or director to file a required form.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Audit Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. The Audit Committee's function is to conduct such review as may be necessary or desirable with respect to: the selection of independent accountants and compensation paid to them; the scope of audit activities and related work programs of the Company's independent accountants and internal audit and accounting staffs; the results and findings of audits, quarterly reviews and other reporting by the Company's independent accountants and internal audit staff; the policies and practices of the Company for the proper maintenance of the accounts of the Company and for insuring reliability and integrity of the financial statements; the accounting controls, practices and policies of the Company and its subsidiaries; special investigations and studies to insure adherence to the Company's policies and procedures relating to accounting, financial control and audit matters; and the responsibilities, authority and duties of the Company's chief financial officer, chief accounting officer and director of internal audit and the performance by each of them of his respective duties. The Audit Committee held three meetings in 1996. Its members are Messrs. Riepe (Chairman), and Frey.

  The Company has an Executive Personnel and Compensation Committee appointed by the Board of Directors and composed of directors who are not employees of the Company. Pursuant to the Acquisition Agreement, one member is an RP Designee and the balance are Independent Directors. The Executive Personnel and Compensation Committee reviews the administration of the Company's stock option and incentive compensation plans and reviews with the Board of Directors, for approval, the compensation, including the amount of any incentive compensation or bonus, to be paid to any officer of the Company or Division president and reviews the compensation, including incentive compensation or bonus, paid to each other employee of the Company or any of its domestic subsidiaries or General Manger of an international subsidiary whose annual rate of salary exceeds $200,000 and any other employee or class or group of employees as the Committee shall determine. The Committee also reviews the recommendations of the Company's Chief Executive Officer, including planning for executive development and management succession, with regard to management personnel of the Company and its subsidiaries, whose annual rate of salary exceeds $200,000. The Executive Personnel and Compensation Committee held three meetings in 1996. Its members are Messrs. Riepe (Chairman), and Landau.

  The Company has a Nominating Committee appointed by the Board of Directors and composed of three directors: the Chief Executive Officer of the Company, one RP Designee and one Independent Director who is the chairman of the committee. The Nominating Committee proposes to the Board of Directors candidates for Board membership as Independent Directors to stand for election or to fill vacancies on the Board as they occur. The Nominating Committee held one meeting in 1996. Its members are Messrs. Frey (Chairman), and de Rosen.

  The Board of Directors held six meetings in 1996. None of the continuing directors attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each served. Individual director attendance at meetings of the Board of Directors and its committees during the year averaged 89%.

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company or any of its subsidiaries were paid in 1996 an annual retainer of $25,000. An additional annual retainer of $2,000 was paid for committee participation and an additional $2,000 for committee chairmanship. Directors also received a fee of $1,000 per Board meeting attended and $500 per committee meeting. The directors, in addition, receive a fee of $500, or a total of $1,000, for attending a committee meeting not held in conjunction with a meeting of the Board.

  The terms of the Company's stock option plans, which have been approved by the shareholders, provide that each non-employee director receives upon election to the Board a non-qualified option to purchase 20,000 Shares at an option price equal to the then-current market value, with such option to become exercisable, on a cumulative basis, as to 20% of the Shares on each of the first five anniversary dates of the grant.

  Directors who are employees of the Company or any of its subsidiaries do not receive compensation for service as directors.

        REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE PERSONNEL AND
                            COMPENSATION COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors makes compensation decisions with respect to the Company's executive officers. Each member of the Committee is a non-employee director. All decisions of the Committee relating to the compensation of the Company's executive officers, including the executive officers named in the Summary

Compensation Table on page 13 (the "Named Executive Officers"), are reviewed by the full Board, except for decisions about awards under the Company's stock plans, which are made by the Committee. The Committee here reports to the Company's shareholders about the Company's policies as they are reflected in the compensation paid for 1996 to the executive officers of the Company (including the Named Executive Officers) and the factors and criteria used by the Board of Directors in determining the Chief Executive Officer's compensation for 1996.

EXECUTIVE COMPENSATION

  The Company's executive compensation policies are designed to provide levels of compensation that are competitive within its industry and to pay executives for performance consistent with the Company's annual and long-term goals. By relating a meaningful part of executive compensation to the results achieved, compensation is linked to the interests of all shareholders. Compensation targets and payments are tied to the achievement of objectives in Company earnings per share, business unit or function performance and individual performance.

  There are three elements of the executive compensation package: (1) base salary which is generally targeted to approach the average salary of the pharmaceutical industry for a comparable executive's position; (2) an annual variable incentive cash bonus, tied to the results of a business unit or function and an individual's performance; and (3) longer term incentive compensation, consisting of the Capital Plan and options to purchase Company shares, the amount of which is based on individual performance. Individual performance is judged against the attainment of individual objectives which include financial results for business units (where appropriate) and other factors, qualitative in nature, such as contributions to other business units, staffing, financial management and controls, business strategies, etc. As a result of this structure, company executives have a greater percentage of total compensation tied to results achieved than most other executives in the pharmaceutical industry and, by design, this may result in higher compensation when Company performance warrants, but also carries the potential of reduced or no variable compensation when Company performance is below targeted levels. Because the Committee believes that stock ownership by management is beneficial to the Company in that it, too, links executives' and shareholders' interests, the Committee utilizes stock-based performance compensation.

SALARY

  The Committee annually reviews base salaries of executive officers and recommends increases to the Board of Directors on the basis of the Company's and the individual's performance in the previous year, responsibilities of the position, the level and movement of salaries for comparable positions in the pharmaceutical industry, and changes in the cost of living.

  For market data, the Company surveys peer companies in the pharmaceutical industry which the Committee believes are appropriate for comparison of salary levels for its executives. These surveyed companies comprise the peer group index, which is used for the performance graph on page 12.

INCENTIVE BONUS

  The Company pays variable incentive compensation to executives in the form of an annual cash bonus which is based on the attainment of predetermined objectives for: (1) Company earnings per share; (2) income before income tax or, if it is not a profit center, another appropriate measure of the executive's business unit or function; and (3) the individual's performance, measured against predetermined objectives for the year. Generally, 40% of a target award is attributed to attainment of individual objectives and 60% to financial or functional goals. Company financial objectives and the individual target bonus awards (calculated and expressed as a percentage of salary) are reviewed and approved by the Committee at the beginning of each fiscal year. The variable incentive is designed to be a short-term award for specific results and performance in a given year and to generate total short-term compensation that is competitive within the pharmaceutical industry. The performance against objectives of executive officers is reviewed by the Committee, which recommends bonus awards to the Board of Directors for approval. Achievement of an acceptable level of Company earnings per share, against the objectives set annually by the Board of Directors, must be attained before a significant portion of the bonus can be paid.

  As reported in the Company's financial statements, 1996 EPS was adversely affected by the Centeon recall and suspension of manufacture and while in most cases business unit and individual performance met or exceeded expectations, bonuses for 1996 paid to the Named Executive Officers were materially below target as a consequence of the EPS performance.

LONG-TERM INCENTIVE

  The primary long-term incentives provided to executives are options for the purchase of Company common stock. As with incentive bonus payments, annual stock option grants made by the Committee are variable, based upon achievement of predetermined goals for the previous year. The number of shares in target option awards for executive officers are based on a stock option multiple which is expressed as a percentage of salary. Stock options play an important role in the Company's executive compensation structure, thereby making compensation more dependent on the long-term performance of the Company.

  In granting its stock option awards, the Committee does not consider either how many stock options have been granted in prior years or how many remain unexercised, but rather determines each year's grants on the basis of the previous year's individual performance and the total number of options available for grant.

  Options have a term not to exceed ten years and, in the case of annual grants, the option as to one-third of the grant becomes exercisable on each of the first three anniversaries of the grant. Generally, the option price is the market value of the shares on the date of grant of the option. However, a premium-priced option was granted in 1993 to certain executives, including several of the Named Executive Officers. Such options became exercisable in 1996 at an exercise price which required at least a 10% annual increase in stock price in order to be exercised. This assured that there was no benefit to the executive unless all shareholders recognized a meaningful increase in the value of their shares.

  In 1996, grants to executive officers generally reflected the achievement of individual objectives. Special grants were made to Mr. Rothwell and Mr. Langlois to recognize the performance of specific business objectives in 1996.

  The Company also has a Capital Plan which provides an additional performance incentive to a small group of senior executives of the Company who have made and are expected to continue to make contributions that are instrumental to the management, growth and success of the Company. The Committee believes the Capital Plan helps the Company to remain competitive with its peer companies and addresses a need for a short- to medium-term performance-based incentive in the Company's executive compensation. The Capital Plan provides an annual performance unit award payable in cash, a portion of which is deferred for several years. The number of units awarded will vary depending upon Company net income performance compared with that of peer companies and the unit is valued by a comparison of Company net income year on year. The Committee believes that the Capital Plan is a valuable tool in providing an incentive which is consistent with the interests of shareholders while helping to assure that the Company's executive compensation remains competitive within the industry.

THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The Chief Executive Officer's compensation for 1996 included the same components of salary and variable compensation in the form of cash bonus, Capital Plan pay-out, and stock options as apply to other executives of the Company. The methodology employed by the Committee in setting objective and target performance goals for the Chief Executive Officer also was basically the same as for other executives. The Committee, in setting the Chief Executive Officer's compensation, considered, in addition to market data, such factors as the Company's financial results, development and implementation of Company strategy, management staffing, divestitures, corporate integration of Fisons, internal and external communications, research & development results, and cost management efforts. The Committee viewed the Chief Executive Officer's performance in 1996 as satisfactory, recognizing that substantial progress in most business areas was offset by the financial impact of the Centeon situation.

CHANGE OF CONTROL ARRANGEMENTS

  In 1996, the Board of Directors, upon the recommendation of the Committee, approved change of control arrangements with a number of executives of the Company, including the Named Executive Officers. The terms of those contracts are described on page 18. The Committee notes that these agreements are customary in the pharmaceutical industry and believes that during a period of consolidation and transition, such as the industry has been experiencing, they are necessary and appropriate for the retention and recruitment of top-level executives. Further, the agreements require both a change in control and a negative change in job responsibilities before the executive receives any benefit.

FEDERAL TAX LEGISLATION

  Federal tax legislation, enacted in 1993, limits the deductibility of compensation in excess of $1 million for named executive officers appearing in the Summary Compensation Table. However, compensation in excess of $1 million can generally be deducted if it results from compensation plans which have been approved by the shareholders and which have only quantitative measures of performance. The Committee believes that the Company's exposure is not material in 1996 or in any foreseeable year and that it will continue to follow the situation and take such measures as it deems appropriate if the loss of deductibility requires further action.

COMPENSATION COMMITTEE INTERLOCKS

  Michael H. Jordan, who has been Chairman and CEO of Westinghouse Electric Corporation since 1993, was a director of the Company until his resignation, effective March 1, 1997. He was a member of the Executive Compensation and Personnel Committee in 1997, 1996 and in prior years. Robert E. Cawthorn, Chairman Emeritus of the Company, became a director of Westinghouse in 1995 and was, until his retirement as an employee of the Company in April 1996, an executive officer of the Company.

                    James S. Riepe, Chairman    Igor Landau

PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total shareholder return on the Company's Shares for the five-year period December 31, 1991 to December 31, 1996 with the cumulative total return of the Standard & Poor's 500 Stock Index (which does not include the Company) and a peer group consisting of the companies in the pharmaceutical industry used for compensation comparison which have securities traded in the United States. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization as of the beginning of each measurement period.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]



              S&P 500          PEER GROUP         RPR
1991            100               100             100
1992            108                83              73
1993            118                77              58
1994            120                87              60
1995            165               137              91
1996            203               172             135


--------
The peer group consists of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Eli Lilly & Company, Glaxo Wellcome plc, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Pharmacia & Upjohn, Inc., Schering-Plough Corporation, SmithKline Beecham plc, and Warner-Lambert Company. The Company uses the peer group for comparisons of executive compensation. In 1996, the peer group was amended to include Pharmacia & Upjohn, Inc. which did not have a material impact on the peer group cumulative total return figures.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer and its next four most highly compensated executive officers serving at the end of 1996 (collectively referred to hereafter as the "Named Executive Officers") for all services rendered by them to the Company.

-------------------------------------------------------------------------------
SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                       LONG-TERM COMPENSATION
                                                                   ------------------------------
                                      ANNUAL COMPENSATION            AWARDS               PAYOUTS
----------------------------------------------------------------------------------------------------------------------
          (A)            (B)     (C)         (D)          (E)          (F)        (G)       (H)       (I)
                                                                               SECURITIES
                                                                               UNDERLYING
                                                      OTHER ANNUAL RESTRICTED   OPTIONS/    LTP    ALL OTHER
        NAME AND                                      COMPENSATION    STOCK     SARS/3/   PAYOUTS COMPENSATION
   PRINCIPAL POSITION    YEAR SALARY ($) BONUS ($)/1/    ($)/2/    AWARD(S)($)    (#)       ($)      ($)/4/
----------------------------------------------------------------------------------------------------------------------
Michel de Rosen          1996  572,000     298,081      141,748        -0-       30,000     -0-        -0-
 Chairman and            1995  435,600     275,734      119,600        -0-       19,102     -0-        -0-
 Chief Executive         1994  433,833     252,865      118,767        -0-       34,080     -0-        -0-
 Officer
Timothy G. Rothwell*     1996  440,000     224,008          -0-        -0-       26,358     -0-      3,000
 President and           1995  383,609     252,217      435,916        -0-       12,000     -0-      3,000
 President,
  Pharmaceutical
  Operations
M.E. Karobath M.D.       1996  401,080     209,721       81,920        -0-       14,133     -0-      3,000
 Executive Vice          1995  396,958     227,800          -0-        -0-       24,079     -0-      3,000
 President, and          1994  336,397     211,724          -0-        -0-       28,011     -0-      3,000
 President, RPR Research
  and Development
Patrick Langlois         1996  317,581     100,856      166,578        -0-       21,320     -0-      5,412
 Executive Vice          1995  300,000     118,250      137,707        -0-       14,969     -0-      5,412
 President and Chief     1994  281,350     101,375      108,284        -0-       16,689     -0-      5,412
 Financial Officer
Richard Forrest          1996  271,450     122,718      100,552        -0-        8,675     -0-        -0-
 Senior Vice             1995  244,983     144,048       95,303        -0-        9,833     -0-        -0-
 President and           1994  191,669      60,536       66,864        -0-       10,965     -0-        -0-
 General Manager/Europe

--------
/1/ The amount shown in this column represents the annual incentive bonus for the performance year indicated and paid in the following year, as more fully described in the report of the Compensation Committee on page 9. The amounts shown for Mr. Langlois are net of a $40,000 payment made in each year by RP for services performed for it as described on page 19.
/2/ If no amount is shown, the aggregate of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the combined salary and bonus of the Named Executive Officer and therefore is not required to be reported.
    The amount shown in this column for 1996 represents (a) the short-term payout, made in 1996, of the 1995 grant under the terms of the Capital Plan to each of the Named Executive Officers as follows: Mr. de Rosen; $81,920; Dr. Karobath, $81,920; Mr. Langlois, $61,440; and Mr. Forrest,

    $25,600; and, (b) personal benefits paid to the Named Executive Officers, some under the terms of the Company's expatriate program, the individual benefits exceeding 25% of the total for each being: for Mr. de Rosen, housing allowance of $45,600; for Mr. Langlois, housing allowance of $70,968, and assignment allowance of $31,770; and for Mr. Forrest, housing allowance of $56,565. The amounts shown in this column for 1995 represent
    (a) for Mr. de Rosen, personal benefits in connection with the Company's expatriate program, of which individual benefits exceeding 25% of the total were a housing allowance of $76,000 and home leave of $23,600; (b) for Mr. Rothwell, the tax grossed-up aggregate of a sign-on bonus of $140,000 and an advance of $160,000 which would be repaid to the Company on a pro rata basis in the event Mr. Rothwell's employment terminates prior to January 30, 1999;
    (c) for Mr. Langlois, personal benefits in connection with the Company's expatriate program, of which the individual benefit exceeding 25% of the total was an assignment allowance of $74,257; and (d) for Mr. Forrest, personal benefits in connection with the Company's expatriate program, of which the individual benefit exceeding 25% of the total was a housing allowance of $62,926. The amounts shown in this column for 1994 represent payment made to or on behalf of the Named Executive Officers in connection with the Company's expatriate program; the individual benefits which exceeded 25% of the total personal benefits for the Named Executive officer were (a) for Mr. de Rosen, housing allowance ($31,667), relocation allowance ($40,000) and home leave ($35,299); (b) for Mr. Langlois, housing allowance ($34,483) and assignment allowance ($50,082); and (c) for Mr. Forrest, housing allowance ($64,795).
/3/ Stock options are granted with option price equal to current market value and become exercisable as to one-third of the grant on each of the first three anniversaries of the date of grant, except for special grants of 10,000 shares each to Mr. Rothwell and Mr. Langlois in 1996 which became exercisable as to half immediately upon grant and as to half on December 31, 1996 upon the attainment of certain business objectives for 1996. See table entitled Stock Option Grants in 1996 on page 16.
/4/ Represents (a) employer matching contributions to the Rhone-Poulenc Rorer
    Employee Savings Plan (401(k)) of $3,000 each for Mr. Rothwell and Dr. Karobath and (2) premium cost of whole life insurance policy for the benefit of Mr. Langlois.
*   Mr. Rothwell was initially employed by the Company on January 25, 1995.

LONG-TERM INCENTIVE PLAN AWARDS IN 1996

  The following table shows the long-term award, made in 1996 and payable three years after grant, under the terms of the Company's Capital Plan. The Capital Plan provides for annual performance unit awards, one-half of which is typically a long-term benefit payable in cash three years after grant (reported in the following table) and one-half of which is payable in cash one year after grant (reported in the appropriate year's Summary Compensation Table). The annual performance unit awards were first made in 1995 at a value of $20 per unit. The value of the performance unit will vary, depending upon the Company's increase or decrease in its net income compared to the previous year's net income and can change from 50% to 150% from the previous year's baseline. The number of performance units awarded in 1996 were, and those awarded in subsequent years will be, determined each year with reference to the Company's net income change from the previous year, compared to the average change in net income of peer companies represented in the performance graph on page 12. The number of performance units awarded may range from 50% to 150% of a target for each Named Executive Officer. One-half of the award made in 1996 to each Named Executive Officer, except Mr. Langlois, will be paid out in 1997 and one-half will be paid in 1999; Mr. Langlois will receive a payout of his entire 1996 award in 1997.

  In order to continue to participate in the Capital Plan, the Named Executive Officers must, within two to four years after being selected to participate, own that number of the Shares equal in market value to at least one year's base salary in effect when the Named Executive Officer began to participate; thereafter, the participant must own, on January 1st of any year, that number of Shares equal in market value to at least the participant's then-current base salary.

-------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLAN AWARDS TABLE

----------------------------------------------------------------------------------
           LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/1/
----------------------------------------------------------------------------------
      (A)                     (B)                                  (C)
                    NUMBER OF SHARES, UNITS,           PERFORMANCE OR OTHER PERIOD
     NAME             OR OTHER RIGHTS (#)              UNTIL MATURATION OR PAYOUT
----------------------------------------------------------------------------------
 M. de Rosen                 2,860                               3 years
 T.G. Rothwell               2,860                               3 years
 M.E. Karobath               2,860                               3 years
 R. Forrest                  1,430                               3 years

--------
/1Represents/long-term award, payable three years after grant, under the terms of the Capital Plan. The Capital Plan provides for annual performance unit awards, one-half of which is a short-term benefit payable in cash to the Named Executive Officer one year after grant (reported in the Summary Compensation Table for the year of payment), and one-half of which is typically a long-term benefit payable in cash three years after grant. The annual performance unit awards were first made in 1995 at a value of $20 per unit and in 1996 at $20.48 per unit. The value of the performance unit will depend upon the Company's increase or decrease in net income compared to the previous year's net income and can change from 50% to 150% from the previous year's baseline. The number of performance units awarded in 1996 and in subsequent years will be determined each year with reference to the Company's net income change from the previous year, compared to the average change in net income of peer companies. The size of the performance award may range from 50% to 150% of a target for each participant.

STOCK OPTION GRANTS IN 1996

  The following table shows all options to purchase the Company Common Shares granted to each of the Named Executive Officers of the Company in 1996 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future actual appreciation in the Company's stock prices.

-------------------------------------------------------------------------------
OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------
                                                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                       ANNUAL RATES OF STOCK PRICE
                       INDIVIDUAL GRANTS                           APPRECIATION FOR OPTION TERM ($)/1/
----------------------------------------------------------------- --------------------------------------
     (A)            (B)           (C)          (D)        (E)                      (F)          (G)
                               % OF TOTAL
                 NUMBER OF    OPTIONS/SARS
                 SECURITIES    GRANTED TO
                 UNDERLYING    EMPLOYEES   EXERCISE OR
                OPTIONS/SARS   IN FISCAL   BASE PRICE  EXPIRATION      0%           5%          10%
 NAME/GROUP    GRANTED (#)/2/     YEAR       ($/SH)       DATE    APPRECIATION APPRECIATION APPRECIATION
--------------------------------------------------------------------------------------------------------
M. de Rosen        30,000         2.58        64.00     02/24/06      -0-       1,207,500    3,060,000
T.G. Rothwell      16,358         1.40        64.00     02/24/06      -0-         658,409    1,668,516
                   10,000          .86       63.875     02/28/06      -0-         401,750    1,018,050
M.E. Karobath      14,133         1.21        64.00     02/24/06      -0-         568,853    1,441,566
P. Langlois        11,320          .97        64.00     02/24/06      -0-         455,630    1,154,640
                   10,000          .86       63.875     02/28/06      -0-         401,750    1,018,050
R. Forrest          8,675          .74        64.00     02/24/06      -0-         349,168      884,850

--------
/1/ "Potential Realizable Value" has been calculated assuming an aggregate ten-year appreciation of the market value of the Company's common stock at annual compounded rates of 5% and 10%, respectively (or aggregate ten-year appreciation of approximately 63% and 159%, respectively, to stock prices of $104.25 and $166.00 per share, respectively, for options bearing an exercise price of $64 and an aggregate ten-year appreciation of 63% and 159% respectively to stock prices of $104.05 and $165.68 per share, respectively, for options bearing an option price of $63.875). There can be no assurance that the market value of the Company's common stock will appreciate in the assumed manner. The column reflecting no appreciation is included for illustrative purposes only; the market value of the Company's common stock on March 14, 1997 was $75.875 per share.
/2/ Options granted in 1996 become exercisable during continued employment at the rate of one-third of the total grant on each of the first three anniversaries of the date of grant and remain exercisable during continued employment until ten years after date of grant, except for special grants of 10,000 shares each to Mr. Rothwell and Mr. Langlois which became exercisable as to half immediately upon grant and as to half on 12/31/96 upon the attainment of certain business objectives in 1996.

AGGREGATED STOCK OPTION EXERCISED IN 1996 & STOCK OPTION VALUES AT DECEMBER 31, 1996

  The following table provides information as to stock options exercised by any of the Named Executive Officers in 1996 and the value, on December 31, 1996, of the remaining stock options held by each of the Named Executive Officers, calculated by using the closing price ($78.125) of the Company's Shares on December 31, 1996.

-------------------------------------------------------------------------------
AGGREGATED OPTIONS/SAR EXERCISES IN 1996 & 1996 YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------
     (A)             (B)           (C)                  (D)                             (E)
                                                                               VALUE OF UNEXERCISED,
                                               NUMBER OF SECURITIES                IN-THE-MONEY
                                              UNDERLYING UNEXERCISED              OPTIONS/SARS AT
                                            OPTIONS/SARS AT FY-END (#)             FY-END ($)/1/
               SHARES ACQUIRED    VALUE     ------------------------------   -------------------------
    NAME       ON EXERCISE (#) REALIZED (4) EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
M. de Rosen           -0-            -0-             85,454          47,728   2,171,533    1,156,430
T.G. Rothwell       3,750        131,344             10,250          24,358     152,343      546,056
M.E. Karobath         -0-            -0-            112,919          45,522   2,974,753    1,350,018
P. Langlois           -0-            -0-            125,212          26,863   3,730,995      780,286
R. Forrest            -0-            -0-             60,432          18,886   1,688,593      530,102

--------
/1Calculated/on the difference between the December 31, 1996 market value of $78.1250 and the option price.

PENSION PLAN

  The following table shows the estimated annual benefits payable to certain of the Named Executive Officers of the Company upon retirement, in specified remuneration classes and years of credited service, under the Pension Plan of Rhone-Poulenc Rorer Inc. (the "Pension Plan").

                              PENSION PLAN TABLE

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                 YEARS OF CREDITED SERVICE
                  -----------------------------------------------------------------------
FINAL AVERAGE
ANNUAL
COMPENSATION        10           15           20           25           30           35
-------------     ------       ------       ------       ------       ------       ------
$300,000          25,483       38,225       50,967       63,708       76,450       80,200
$350,000          25,483       38,225       50,967       63,708       76,450       80,200
$400,000          25,483       38,225       50,967       63,708       76,450       80,200
$450,000          25,483       38,225       50,967       63,708       76,450       80,200
$500,000          25,483       38,225       50,967       63,708       76,450       80,200
$550,000          25,483       38,225       50,967       63,708       76,450       80,200
$600,000          25,483       38,225       50,967       63,708       76,450       80,200
$650,000          25,483       38,225       50,967       63,708       76,450       80,200

  The Pension Plan covers substantially all of the salaried employees of the Company and most of its United States subsidiaries. Annual retirement benefits under the Pension Plan are based upon age, credited service and final average compensation calculated on the basis of the participant's highest consecutive five years of base salary (not including any bonuses earned or paid) earned in the last ten consecutive years of employment. The Pension Plan is indirectly integrated with Social Security and provides benefits which vary according to salary level, subject to a $150,000 limitation (as indexed) on eligible compensation. The Company's contribution to the Pension Plan in 1996 represented approximately 4.3% of the aggregate base annual compensation of all Pension Plan participants as of January 1, 1996. The years of credited service for the Named Executive Officers who participate in the Pension Plan are: Dr. Karobath, 4 years; Mr. Rothwell, 2 years.

  The compensation as specified in the table above includes salary as reported in the Summary Compensation Table on page 13.

  Mr. de Rosen and Mr. Langlois participate in a legally-required retirement plan provided through RP for the benefit of substantially all employees, in France, of RP and the Company and their respective subsidiaries. The plan is mandated by French law and involves both employer and employee contributions. Plan assets are held and managed independently of the employer. The basis for calculation of the retirement benefit is capped by law at an annual compensation level equivalent to approximately $250,000.

  Mr. Forrest participates in a retirement plan provided through the Company's Italian subsidiary for the employees of that company. The plan is mandated by Italian law and involves both employer and employee contributions. Plan assets are held and managed independently of the employer. The basis for calculation of the retirement benefit is capped by law at an annual compensation level equivalent to approximately $115,000.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

  Rothwell Employment Agreement. In connection with his employment by the Company in 1995, the Company agreed to provide Mr. Rothwell, in addition to payments reported in the Summary Compensation Table on page 13, accelerated service credit, for purposes of calculating retirement benefits, of two years for each year worked, provided he is employed by the Company for a minimum of five years.

  Change of Control Agreements. Each of the Named Executive Officers has an agreement with the Company which provides for the payment to the executive of certain compensation in the event that the executive's employment with the Company is terminated, either by the Company for other than Cause, or by the executive for Good Reason, within 18 months following a "Change of Control", as a cushion against the financial and career impact on the executive of any such Change of Control.

  For purposes of the agreements, a Change of Control means, generally, that
(1) any person, other than the Company or RP, becomes the beneficial owner of more than 50% of the value of the outstanding equity or voting power of RP's voting securities or the fair market value of the assets of RP, or (2) at such time as RP no longer owns more than 50% of the outstanding equity or combined voting power of the voting securities of the Company, any person becomes the beneficial owner of more than 50% (if acquired from RP) or 30% or more (if not acquired from RP nor in a transaction initiated by the Company) of (i) the value of the outstanding equity or combined voting power of the outstanding securities of the Company or (ii) the fair market value of the assets of the Company.

  "Cause" means misappropriation of funds, habitual substance abuse, conviction of a crime involving moral turpitude or gross negligence in the performance of duties having a material adverse effect on the business or financial condition of the Company.

  "Good Reason" means any failure of the Company to comply with the terms of the agreement; involuntary reduction of authority, duties, responsibilities or compensation; or relocation of the executive without his consent by 50 miles or more.

  The compensation payable to a Named Executive Officer upon termination by the Company for other than Cause or by the executive for Good Reason ranges from 21 months to 36 months ("Payment Period") of base salary and target bonus and continuation of health benefits. In addition, all stock options and Capital Plan awards shall vest and become nonforfeitable and the Company shall make a cash payment to the executive equal to the present value of the amount by which the executive's pension benefit would have increased if the Payment Period had been counted as service under the applicable pension plan.

  Each agreement has a term of two years and is thereafter to be renewed for successive one-year periods only if approved annually by the Executive Compensation and Personnel Committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since the combination of the Company and the Human Pharmaceutical Business of RP in 1990, RP and the Company have continued to provide services and to sell products to each other. In 1996, sales by the Company to RP and its affiliates amounted to $31.3 million. The Company purchased materials in 1996 from RP and its affiliates at a cost of $38.7 million.

  A subsidiary of RP provides services to the Company in certain areas, including general administration, finance, human relations, information services and communications. RP and the Company, acting through their respective subsidiaries, have also entered into two research contracts pursuant to which RP provides the Company with access to research results likely to be applicable in the field of human pharmaceuticals. The amount of annual fees paid to RP in 1996 pursuant to such arrangements was approximately $24 million.

  As of December 31, 1996, RP had loans outstanding to the Company of $259.8 million. In 1996, the maximum principal amount of such loans was approximately $838 million and net interest accruals in 1996 for such loans amounted to $22.3 million. RP has guaranteed certain debt obligations of the Company and certain of its subsidiaries and received fees in consideration therefor of approximately $86,687 for 1996. As of December 31, 1996, the aggregate principal amount of loans so guaranteed was $57 million.

  In December 1995, the Company issued $500 million of undated capital equity notes to RP. The notes have a liquidation preference that ranks senior to all RPR common stock, but junior to all existing and future RPR preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on a floating rate. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  Pursuant to an agreement reached with respect to activities in 1996, and consistent with agreements in previous years, RP paid fees totaling $40,000 for consulting services rendered to RP by Patrick Langlois, Senior Vice President and Chief Financial Officer. The Company believes that, although these services are essentially incidental to the performance of Mr. Langlois' ordinary duties and do not present a conflict of interest, it should be compensated for making its executives available and thus reduced Mr. Langlois' compensation by the amount of fees received.

                PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1997. Although shareholder action on this matter is not required, this appointment is being recommended to the shareholders for ratification. Coopers & Lybrand audited the accounts of the Company in 1996 and in prior years. Representatives of that firm will be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           GENERAL AND OTHER MATTERS

  The cost of soliciting proxies will be borne by the Company. Employees of the Company, personally or by telephone, may solicit the return of proxies. The Company has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee estimated to be $6,500, plus out-of-pocket expenses. In addition, arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received in writing no later than December 3, 1997 at the Office of the Secretary, Rhone-Poulenc Rorer Inc., 500 Arcola Road, Collegeville, Pennsylvania 19426.

  UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH TO EACH HOLDER OF THE COMPANY'S COMMON SHARES A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE SENT TO RHONE-POULENC RORER INC., 500 ARCOLA ROAD, COLLEGEVILLE, PENNSYLVANIA 19426, ATTENTION: VICE PRESIDENT OF INVESTOR RELATIONS.

             ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                    OF OPERATIONS AND FINANCIAL CONDITION

  Rhone-Poulenc Rorer Inc. ("RPR" or "the Company") is one of the largest research-based pharmaceutical companies in the world. RPR was formed in 1990 by the combination of Rorer Group Inc. and substantially all of the Human Pharmaceutical Business of Rhone-Poulenc S.A. ("RP"), based in Paris, France. RP owns approximately two-thirds of RPR's common stock and controls the Company.

 BUSINESS DEVELOPMENTS

  Through recent selected acquisitions, divestitures and alliances, the Company has focused its resources to solidify its position in targeted therapeutic areas and strengthen its presence in strategic geographic markets.

  SIGNIFICANT 1996 EVENTS

  In 1996, the Company initiated a program of selected divestitures and refocused its resources on those areas deemed strategic to its future business. In early 1996, the Company completed the sale of the Scientific Instruments Division of Fisons plc, acquired in 1995. In mid-1996, the Company licensed the rights to certain nonstrategic products in the cough and cold, diuretic and appetite suppressant areas to Medeva plc. In second half of the year, the Company sold its U.K. generics business, certain European self-medication products and various nonstrategic assets in France, Belgium, Italy and Spain. In 1996, the Company also refocused its Gencell resources on in-vivo therapies and substantially curtailed ex-vivo cell processing projects which had been mainly initiated by Applied Immune Sciences, Inc. ("AIS").

  In October 1996, Centeon, a joint venture in which the Company has a 50% interest, initiated a voluntary worldwide recall of all in-date lots of Albuminar(R)/Plasma-Plex(R) products as a precautionary measure in response to manufacturing concerns with respect to these products at a U.S. production facility and temporarily suspended the manufacture of plasma-derived products at the location. In January 1997, Centeon entered into a consent decree with the U.S. Government which sets conditions for the shipment by Centeon of both plasma-based products and certain pharmaceutical products manufactured for the Company by Centeon at the facility. See Other (Income), Net which follows.

  SIGNIFICANT 1995 EVENTS

  In the fourth quarter of 1995, the Company acquired the U.K.-based pharmaceutical company Fisons plc ("Fisons"). The combination of Fisons with RPR created the fourth largest company worldwide in respiratory & allergy with a comprehensive range of complementary products, expanded presence in major geographic markets and innovative inhalation delivery technologies. In November 1995, the Company also acquired the remaining 53% of the outstanding shares that it did not own of AIS.

  In September 1995, the Company's Armour Pharmaceutical Company subsidiary ("Armour") completed the formation of Centeon, a 50/50 global joint venture with Behringwerke AG, a subsidiary of Germany's Hoechst AG, in the plasma proteins business. The complementary plasma proteins offerings and geographic strengths of the partners positioned the joint venture as a global market leader. The joint control and profit-sharing provisions took effect on January 1, 1996.

  In the second quarter of 1995, the Company acquired from RP the businesses of Cooperation Pharmaceutique Francaise ("Cooper") and Rhodia Farma. Cooper has an extensive pharmacy distribution network in France and promotes the Company's self-medication products. Rhodia Farma strengthens the Company's presence in Brazil and increases access to other South American markets.

 INDUSTRY TRENDS

  In recent years, the worldwide pharmaceutical industry has been affected by government and private payor initiatives to reduce pharmaceutical prices and limit the volume of prescriptions written by physicians. The degree to which pharmaceutical companies are individually affected depends upon each company's product portfolio and its ability to manage in the environment specific to each country.

  In the U.S., payment of rebates to state Medicaid programs, as required by existing legislation, reduced the Company's sales by $46 million in 1996, $47 million in 1995 and $40 million in 1994. Even without major government-mandated health care reform and government intervention, the U.S. marketplace continues to experience growth and consolidation of managed-care organizations which, on behalf of payors, seek to reduce health care costs. RPR, along with most pharmaceutical manufacturers, has reorganized its sales and marketing organizations to adapt to managed-care initiatives.

  In France, the Company's largest market presence, the government has continued its efforts to reduce the nation's health care deficit through such initiatives as individual convention price and volume agreements coupled with a special levy on pharmaceutical manufacturers paid in 1996, incentives to restrict physician prescribing practices, and encouragement of more widespread generics offerings.

  In the Company's other major markets, including Germany, the U.K., Italy and Japan, national governments exert controls over pharmaceutical prices directly by controlling admission to or levels for reimbursement programs, or through limits on profitability levels. Governments have also increased pressure to reduce prescription volumes through new prescribing guidelines or, in certain countries, prescription budgets.

  In many markets, national governments continue to review additional measures to limit the growth of health care expenditures. Whether initiated by governments or by private payors, these measures tend to restrict future revenue and profit growth derived from existing products and, as a result, companies in the industry must look increasingly to achieve profitability objectives through more rapid commercialization of highly innovative therapies; integrated prescription, over-the-counter and generic product strategies; aggressive cost reduction; mergers or strategic alliances with others; and creative marketing solutions to meet the needs of payors.

 RESULTS OF OPERATIONS

  The transactions described under "Business Developments" affect comparability of the reported operating results of the Company for the years 1996, 1995 and 1994. The Company's first quarter 1995 and full year 1994 results were restated to include the accounts of Cooper and Rhodia Farma as of April 1, 1994 and January 1, 1994, respectively, reflecting the "as-if pooling" basis of accounting for the acquisitions of entities under common control. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions.

  Management believes that a more meaningful analysis of the Company's reported 1996 results can be made by comparison to 1995 unaudited pro forma information which shows results as if the acquisitions of Fisons and AIS and the formation of Centeon had occurred on January 1, 1995.

  The unaudited pro forma information includes adjustments for financing charges and goodwill amortization, and income taxes were provided at an estimated full year effective income tax rate of 36%. The operations of Fisons' Scientific Instruments Division and Laboratory Supplies Division, sold in 1996 and 1995, respectively, are not included in the pro forma results. Pro forma operating income excludes $127 million of acquisition-related charges recorded by the Company, including pretax restructuring charges of $60 million, acquired research and development expense of $44 million, and integration and other costs related to the Fisons acquisition of $23 million. Pro forma gains on sales of assets exclude a $133 million pretax gain on Fisons' sale of the greater portion of its research and development operations in mid-1995; similarly, research and development expenses approximating $24 million associated with the activities sold are excluded from pro forma operating income. Pro forma other (income), net excludes acquired research and development expense totaling $13 million related to the Company's prior investment in AIS. The pro forma information does not purport to be indicative of the Company's results of operations had the transactions actually occurred on the dates presented nor is it necessarily indicative of future operating results.

                                                            PRO FORMA 1995
                                                1996          (UNAUDITED)
                                               -----------  ----------------
                                               ($ IN MILLIONS, EXCEPT
                                                 PER SHARE AMOUNTS)
Net sales                                      $     5,421      $     5,316
Cost of products sold                                1,666            1,692
Selling, delivery and administrative expenses        2,110            2,190
Research and development expenses                      882              827
Other charges                                          103              --
                                               -----------      -----------
Operating income                                       660              607
Interest expense, net                                  170              184
Gain on sales of assets                               (111)             (50)
Other (income), net                                    (89)            (144)
                                               -----------      -----------
Income before income taxes                             690              617
Provision for income taxes                             217              223
                                               -----------      -----------
Net income                                             473              394
Dividends on preferred stock and remuneration
 on capital equity notes                                44               52
                                               -----------      -----------
  Net income available to common shareholders  $       429      $       342
                                               ===========      ===========
Earnings per common share                      $      3.16      $      2.53
                                               ===========      ===========
Average common shares outstanding                    135.8            134.2
                                               ===========      ===========

  The analysis of results of operations for the year 1995 versus 1994 compares reported 1995 results with restated 1994 results. Reported 1995 results included the operating results of Fisons and AIS from November and December, respectively, as well as acquisition-related costs, financing charges and goodwill amortization incurred during the respective periods.

 1996 COMPARED WITH PRO FORMA 1995

  At $429 million ($3.16 per share), net income available to common shareholders increased 25% over the prior year. Results for 1996 included $103 million ($.50 per share) of charges related to the reassessment of certain intangibles and fixed asset values associated with AIS, the impact of which was substantially offset by gains on the sales of certain European self-medication and other nonstrategic assets totaling $111 million ($.51 per share). Net income for 1996 also included charges totaling $44 million ($.20 per share) for the estimated impact of a voluntary recall by Centeon of all in-date lots of albumin products sold under the trademarks Albuminar(R) and Plasma-Plex(R). Earnings comparisons were additionally impacted by current year lost sales of Albuminar(R)/Plasma-Plex(R) in addition to reduced sales of other plasma-derived products whose production was also temporarily suspended and/or which are typically marketed with those albumin products. The Company estimates that the impact of such lost sales approximated $.24 per share in 1996. Pro forma results for 1995 included $.10 per share of asset gains, net of the effects of the reassessment of certain asset values.

 Sales

  At $5,421 million, reported sales for the full year 1996 increased 2%. In 1996, the Company licensed the rights to certain nonstrategic former Fisons products in the cough and cold, diuretic and appetite suppressant areas to Medeva plc for four-and-one-half years, after which period Medeva will have the option to purchase the product rights. The Company also sold its U.K. generics business and a former Fisons nonstrategic business in Spain. Excluding second half of 1995 sales of the above products (-2%), and the negative effects of currency fluctuations (-2%), current year sales increased 6% substantially due to volume increases, including new product presentations. Net higher prices (U.S. and Europe) contributed less than one percentage point of sales growth. No single product or offering represented more than 8% of worldwide sales in 1996 and the ten largest products approximated 37% of sales.

  In the tables and discussion which follow, percentage comparisons of sales are presented excluding the effects of product divestitures and currency fluctuations unless otherwise noted.

  Sales by geographic area were as follows:

                                                             PRO FORMA   %
                                                        1996     1995   CHANGE
                                                       ------ --------- ------
                                                           ($ IN MILLIONS)
   U.S.                                                $1,280  $1,192    +13%
                                                       ------  ------    ----
   France                                               1,795   1,830     +1%
   Other Europe                                         1,417   1,421     +4%
   Rest of World                                          929     873    +11%
                                                       ------  ------    ----
   Total Non-U.S.                                       4,141   4,124     +4%
                                                       ------  ------    ----
   Total sales                                         $5,421  $5,316     +6%
                                                       ======  ======    ====

  In the United States, sales growth was led by a doubling in sales of Lovenox(R), strong performance by Azmacort(R) and contributions from the innovative new products Taxotere(R) and Rilutek(R). Sales of certain other major products, principally Dilacor XR(R), Lozol(R)/indapamide and calcitonins, declined for the year.

  In France, sales grew only slightly from prior year levels as contributions from new oncology products (Taxotere(R), Campto(R) and Granocyte(R)) and higher sales of Imovane(R)/Amoban(R) and Doliprane(R) were mitigated by lower anti-infectives sales and declines in sales of the Cooper subsidiary. Generally, sales in France were affected by a slowdown in market growth due in part to restricted physician prescribing practices in response to on-going government initiatives to reduce health care expenditures.

  Sales growth in Other Europe was modest as higher sales of strategic products were partially offset by reduced sales of noncore products in certain markets. Despite growth in ethical products (Taxotere(R), Clexane(R)/Lovenox(R)), sales in Germany fell short of prior year levels principally due to lower sales of self-medication products (Maalox(R) and nonstrategic products). In December 1996, the Company sold the assets associated with certain noncore self-medication products in Germany, principally the Ilja Rogoff(R) and Biovital(R) product lines, to Hoffmann-La Roche. Governmental pressures to limit growth of health care expenditures negatively impacted sales in Germany during the fourth quarter of 1996. Sales growth in the U.K. resulted from higher export sales of Intal(R) to Japan and increased sales of Imovane(R)/Amoban(R) and oncology products (Taxotere(R)). Sales in Italy were slightly below prior year levels as the impact of lower sales of Intal(R) and certain nonstrategic products was partially offset by contributions from Granocyte(R) and increased sales of Maalox(R). Expansion in Eastern European markets added to regional sales results.

  Sales growth in the Rest of World area reflected higher sales in Asia/Pacific (Japan and Southeast Asia) and South American markets (Brazil). Sales growth in Japan (Maalox(R), Imovane(R)/Amoban(R)) was moderated by the impact of the voluntary recall of Albuminar(R) and the temporary suspension of the U.S. manufacture of plasma-derived products in the latter part of 1996.

  The Company is focusing on innovation and leadership in targeted key therapeutic areas including respiratory & allergy, thrombosis/cardiology, anti-infectives and oncology and, in 1996, it realigned its therapeutic categories accordingly. Certain reclassifications of amounts shown in prior periods have been made between therapeutic area categories to conform to classifications now used by the Company. Sales by therapeutic area were as follows:

                                                       PRO FORMA    %
     THERAPEUTIC AREA/PRINCIPAL OFFERINGS        1996    1995    CHANGE*
     ------------------------------------       ------ --------- -------
                                                    ($ IN MILLIONS)
TOTAL RESPIRATORY & ALLERGY                     $1,145  $1,070     13%
  Azmacort(R)                                      265     208     27%
  Intal(R)/Aarane(R)                               297     294      3%
  Nasacort(R)/Nasacort(R) AQ                       105      87     21%
  Tilade(R)                                         86      75     16%
------------------------------------------------------------------------
TOTAL THROMBOSIS/CARDIOLOGY AND CARDIOVASCULAR   1,042     996      8%
  Clexane(R)/Lovenox(R)                            401     300     36%
  Dilacor XR(R)                                    140     146     -4%
  Lozol(R)/indapamide                               45      91    -51%
------------------------------------------------------------------------
TOTAL CENTRAL NERVOUS SYSTEM                       649     615     16%
  Doliprane(R)                                     148     143      6%
  Imovane(R)/Amoban(R)                             142     125     19%
  Rilutek(R)                                        28       6     N/A
------------------------------------------------------------------------
TOTAL ANTI-INFECTIVES                              614     597      5%
  Flagyl(R)                                        126     118     10%
------------------------------------------------------------------------
TOTAL HORMONE REPLACEMENT THERAPY/BONE             352     369     -2%
  Orudis(R)/Profenid(R)/Oruvail(R)                 195     204     -3%
  Calcitonins                                       73     102    -26%
------------------------------------------------------------------------
TOTAL ONCOLOGY                                     201      89    129%
  Campto(R)                                         10     --      N/A
  Granocyte(R)                                      67      47     44%
  Taxotere(R)                                       89       2     N/A
------------------------------------------------------------------------
OTHER THERAPEUTIC AREAS                          1,418   1,580     -7%
  Maalox(R)                                        168     170      3%
  DDAVP(R)                                         121      96     25%
------------------------------------------------------------------------

* Percentage change calculation excludes effects of product divestitures and currency fluctuations.

  Sales growth of respiratory & allergy products was led by strong performance of Azmacort(R), an inhaled corticosteroid for asthma sold in North America. In 1996, Azmacort(R) experienced good growth in prescriptions written and despite recent increased market competition, the Company expects that Azmacort(R) will maintain significant market share and continue to generate good sales performance. In 1996, the Company received clearance from the U.S. Food and Drug Administration ("FDA") to market Azmacort(R) as a prophylactic therapy in the maintenance treatment of asthma with twice-daily dosing. In 1996, the Company also received two FDA approvals related to the Nasacort(R) product line: approval to market Nasacort(R), an inhaled corticosteroid for allergic rhinitis, to children six years of age and older and approval to market Nasacort(R) AQ, a once-daily, water-based nasally inhaled corticosteroid for the treatment of allergic rhinitis. For the year, the sales contribution from

Nasacort(R) AQ more than exceeded the shortfall in sales of Nasacort(R) resulting from increased competition and expansion of the aqueous segment. In 1996, the market positioning of Intal(R), a cromolyn sodium nonsteroidal anti-inflammatory for asthma, and Tilade(R), a nedocromil sodium-based nonsteroidal anti-inflammatory for asthma, toward the varying degrees of severity in asthmatic patients had positive results. Intal(R) posted sales gains in the U.S. although sales in Europe, particularly the U.K. and Italy, declined. Sales of Tilade(R) increased in Germany, Italy and the United States.

  Sales of the thrombosis product Clexane(R)/Lovenox(R), a low molecular weight heparin, exceeded $400 million, with a doubling in U.S. sales and good performance in Other European markets. In France, sales of Lovenox(R) increased modestly but have generally been affected by increased competition. Lovenox(R), available in the U.S. since 1993 for the prevention of deep vein thrombosis following hip replacement surgery, was approved by the FDA in 1995 for use following knee replacement surgery and received an approvable letter in 1996 for use in abdominal surgery. Sales of Dilacor XR(R), a once-daily calcium channel blocker, fell below prior year levels due, in part, to trade buying patterns in anticipation of the entrance of generics into the market in 1997. Dilacor XR(R), available in the U.S. since 1992 for the treatment of hypertension, received FDA approval in 1995 for the management of chronic stable angina. Sales of the Company's branded (Lozol(R)) and generic indapamide diuretics for treatment of hypertension were negatively impacted by generic competition.

  Higher sales of central nervous system products reflected good growth of Imovane(R)/Amoban(R), a non-benzodiazepine sleeping agent, throughout Europe and contributions from sales of Rilutek(R), a glutamate-release inhibitor for treatment of amyotrophic lateral sclerosis approved in the U.S. in late 1995 and in the European Union in mid-1996. Rilutek(R) was launched in several European markets in the second half of the year, including Germany and the United Kingdom, and received approval in France in early 1997.

  Sales of Doliprane(R), the Company's principal analgesic product sold in France, reported higher sales in 1996 despite increased competitive pressures in the second half of the year.

  Anti-infectives, particularly the antiparasitic Flagyl(R), recorded sales growth in South Asian, South American and Eastern European markets. In France, sales of anti-infectives were affected by restricted physician prescribing practices and significantly lower sales of the fluoroquinolone antibiotic Zagam(R) due to labeling restrictions in 1995. Zagam(R) remains a second line therapy for treatment of community-acquired pneumonia ("CAP") in France and is approved for treatment of CAP in various Other European markets including the U.K. and Germany. In the fourth quarter of 1996, the Company received FDA approval to market Zagam(R) in the U.S. for treatment of community-acquired pneumonia and acute bacterial exacerbations of chronic bronchitis.

  Sales declines in hormone replacement therapy ("HRT")/bone products reflected substantially reduced sales of calcitonin products for bone disorders in the U.S. and Japan due to competition. Sales of Orudis(R)/Profenid(R)/Oruvail(R), a ketoprofen-based anti-inflammatory agent, were below prior year levels in Japan and the U.K. In mid-1996, the Company entered into a global co-promotion agreement (excluding Japan) with Novo Nordisk A/S with respect to strategic HRT products of both companies, including the Menorest(R) transdermal patch for use in osteoporosis and postmenopausal symptoms. Menorest(R) was launched by the Company in major European markets in early 1996.

  Expansion of the Company's portfolio of oncological products in 1996 was driven by the innovative new products Taxotere(R), Granocyte(R) and Campto(R). Taxotere(R), a tubulin-inhibitor for solid tumors, has been approved in more than 45 countries for the treatment of advanced or metastatic breast cancer and in over 20 countries for the treatment of non-small-cell lung cancer ("NSCLC"). Taxotere(R) was launched in the first half of 1996 in major European markets and the U.S. and has been well received in those markets. Taxotere(R) is approved in the U.S. for the treatment of patients with locally advanced or metastatic breast cancer whose disease has progressed during anthracycline-based therapy or who have relapsed during anthracycline-based adjuvant therapy. Taxotere(R) received approval in Japan for both breast cancer and NSCLC and will be the first taxoid sold in that market when it is launched in the first half of 1997. Granocyte(R), a recombinant G-CSF for treatment of chemotherapy-induced neutropenia, was introduced in European markets in 1995 and recorded good sales performance in 1996, particularly in France and Italy. Campto(R), a topoisomerase-1 inhibitor for treatment of colorectal cancer, was launched in France in the second quarter of 1996 and approved in eight additional European markets during the year. The Company has marketing rights from Yakult Honsha with respect to Campto(R) in over 120 countries excluding the U.S. and Canada. In October 1996, Gliadel(R) Wafer, polifeprosan 20 with carmustine implant, received approval from the FDA for use as an adjunct to surgery to prolong survival in patients with recurrent glioblastoma multiforme for whom surgical resection is indicated. The Company acquired worldwide rights (excluding Scandinavian countries) to market Gliadel(R) from Guilford Pharmaceuticals Inc. with whom it has a strategic agreement to develop oncology products using Guilford's proprietary biodegradable polymer implant technology. Gliadel(R) was launched in the U.S. in the first quarter of 1997.

  In addition to the impact of the reclassification of certain products to other categories in the current year, declines in other therapeutic area sales reflected lower sales of products sold by the Cooper subsidiary, of nonstrategic products which no longer receive promotional support, and of bulk chemicals. Sales of plasma derivatives, particularly the human albumin Albuminar(R), sold through operations not contributed to Centeon, were significantly reduced in the fourth quarter of 1996 due to the temporary suspension of the U.S. manufacture of plasma-derived products. The antacid Maalox(R) registered strong performance in Japan and good growth in France and Italy although reduced sales in Germany due to competitive pressures limited overall sales growth. DDAVP(R) for nocturnal enuresis recorded good sales growth in the U.S. and dermatological products also outperformed the prior year.

 Operating Income

                                         1996         PRO FORMA 1995
                                   ----------------- -----------------
                                     $    % OF SALES   $    % OF SALES % CHANGE
                                   ------ ---------- ------ ---------- --------
                                                 ($ IN MILLIONS)
Gross margin                       $3,755    69.3%   $3,624    68.2%      +4%
Selling, delivery and
 administrative expenses            2,110    38.9%    2,190    41.2%      -4%
Research and development expenses     882    16.3%      827    15.5%      +7%
Operating income                      660    12.2%      607    11.4%      +9%

  Gross margin improvement reflected the favorable impact of new products, productivity initiatives and changes in business structure, including recognition of royalty income from the Medeva transaction. The Company expects favorable gross margin progression to continue as contributions from higher-margin new products become more significant.

  Selling, delivery and administrative expenses decreased as a percentage of sales as a result of the realization of synergies from the integration of the Fisons business and benefits from the Company's cost containment efforts. In 1996, the Company reduced promotional support for certain nonstrategic products while increasing the sales force and promotional investment related to new strategic products. The Company expects the realization of additional Fisons-related synergies in 1997 coupled with ongoing cost containment and resource reallocation strategies to result in further selling, delivery and administrative expense reduction as a percentage of sales over the next several years.

  Higher research and development expenses as a percentage of sales reflected increased investment in later stage development projects including Synercid(R), an intravenous antibiotic for treatment of severe Gram-positive infections, new indications for Clexane(R)/Lovenox(R) and Taxotere(R). Other significant research and development projects include Estalis(R)/Aliatis(R), a transdermal 17-beta-estradiol/progestin combination for osteoporosis and postmenopausal symptoms, an oral streptogramin antibiotic, and new formulations that are free of chlorofluorohydrocarbons for Nasacort(R), Azmacort(R), Tilade(R), Intal(R) and Aarane(R). Commitment to research and development will remain strong as investment dollars stabilize as a percentage of sales over the 1997-1998 period.

  Operating income for 1996 included charges of $103 million related to the reassessment of certain intangible and fixed asset carrying values associated with ex-vivo cell processing projects initiated by AIS before it was acquired by RPR. The charges resulted from the Company's strategic decision to refocus its RPR Gencell resources from ex-vivo to in-vivo gene therapy applications. Even after the impact of these charges, operating income margin grew as gross margin improvements and reduced selling, delivery and administrative expenses exceeded the Company's increased investment in research and development.

 Interest

  Lower net interest expense in 1996 compared to pro forma 1995 reflected the effect of reduced average debt balances and lower weighted average interest rates in the U.S. and Europe, excluding the U.K. This favorable impact was partially offset by imputed interest associated with certain prepaid licensing fees related to the Medeva transaction. The recording of imputed interest will continue to affect the Company's interest expense, although at a declining rate, during the four-and-one-half year license term. The Company's weighted average interest rate, after the effect of interest rate swaps, approximated 5.8% in 1996.

  A reduction in dividends on preferred stock and remuneration on capital equity notes compared with pro forma 1995 was due to the absence in 1996 of Market Auction Preferred Shares which were redeemed in the third quarter of 1995. In December 1995, the Company issued $500 million of undated capital equity notes to RP. Semiannual remuneration on the unpaid principal balance of the notes is based on the six-month London Interbank Offered Rate plus a margin.

 Gain on Sales of Assets

  In 1996, the Company recorded pretax gains of $82 million on the sale of certain nonstrategic European self-medication product rights and inventories to Hoffmann-La Roche. Pretax gains on the sales of other nonstrategic assets in France and Belgium totaled $29 million.

  Gain on sales of assets, including the Company's Canadian over-the-counter business and certain European product rights, totaled $50 million in 1995.

 Other (Income), Net

  Income from equity affiliates, including the Company's interest in the Centeon joint venture, totaled $83 million in 1996 as compared with $178 million on a pro forma basis in 1995. Income from equity affiliates was adversely impacted by Centeon's October 1996 voluntary worldwide recall of Albuminar(R)/Plasma-Plex(R) as a precautionary measure in response to manufacturing concerns with respect to these products at a U.S. production facility. The manufacture of Albuminar(R)/Plasma-Plex(R) and other plasma-derived products (Monoclate-P(R) factor VIII for use in hemophilia A, Gammar(R)-P IV immunoglobulin, and Mononine(R) for hemophilia B) at the location was temporarily suspended by Centeon while the FDA and Centeon conducted a comprehensive review of the manufacturing processes at the facility. In December 1996, Centeon voluntarily suspended the production of certain pharmaceutical products (such as Dilacor XR(R) and calcitonin products) manufactured for the Company at the U.S. facility. Due to available inventory and alternate sources of supply, there has been no significant interruption in supply of the Company's pharmaceutical products.

  In January 1997, Centeon entered into a consent decree with the U.S. Government which specifies conditions for the shipment by Centeon of both plasma-based products and certain pharmaceutical products. The consent decree, which has a term of at least five years, provides, among other things, that Centeon will not distribute product manufactured at the facility until (1) a third party expert retained by Centeon has inspected the facility and reported to the FDA the status of both the observations made by the FDA and Centeon's compliance with current Good Manufacturing Practices ("GMPs"), (2) Centeon has certified to its compliance with GMPs and (3) the FDA has made such inspections at the facility as it deems necessary and has notified Centeon that it appears to be in compliance with GMPs and may distribute the manufactured products.

  Centeon resumed production of both plasma-based and pharmaceutical products at the facility in late January 1997. In March, Centeon voluntarily halted production of both plasma-based and pharmaceutical products in order to address certain production issues. In mid-March, Centeon and the FDA received a first report from the third party expert as contemplated by the consent decree. This report indicated that Centeon had made significant corrective actions consistent with the observations made during the FDA investigation and identified certain additional actions needed to be taken. Centeon is addressing these additional actions. Centeon believes that these actions together with the other conditions of distribution under the consent decree will be satisfied, so that, based on a phased-in resumption of manufacturing, distribution of plasma-based products, after completion of testing and lot release by the FDA, will begin during the second quarter of 1997. Centeon also expects that it will be in a position to resume distribution during the second quarter of the pharmaceutical products manufactured for the Company at the facility.

  The Company's interest in Centeon's results included charges of $44 million for the estimated impact of the recall, including anticipated returns of recalled products from customers, write-off of certain inventories, and related expenses. Results for 1996 were also affected by lost sales of Albuminar(R)/Plasma-Plex(R) in addition to reduced sales of the other plasma-derived products whose production was also temporarily suspended and/or which are typically marketed with the albumin products. As a result of the recall and interruption in supply, the worldwide market share of Albuminar(R)/Plasma-Plex(R) was significantly reduced, with the greatest impact in the United States. The U.S. market shares of both factor VIII product and Gammar(R)-P IV also declined. Although the impact can not be estimated at this time, the Company's interest in Centeon's results will be adversely affected in 1997 by the impact of lost sales pending resumption of shipments and by reduced sales levels until market share is recaptured, as well as by costs to comply with the terms of the consent decree and to regain market share.

  Centeon sales for 1996, including sales to certain RPR affiliates, exceeded $900 million. Sales in the second half of 1996 were lower than sales recorded during the first six months of the year principally due to the impact of the recall and related lost business as well as competitive conditions in certain markets. Gross margin approximated 42.5% of sales and income before income taxes approximated 14% of sales.

  Other (income), net in 1996 also included increased provisions for anti-hemophilic factor litigation and gains on sales of nonstrategic cost investments; the net impact of these items was not material. Pro forma 1995 other (income), net included charges of $25 million from the reassessment of certain asset carrying values.

 Income Taxes

  The Company's reported full year effective income tax rate was 31% in 1996 compared with 36% in 1995 on a pro forma basis reflecting favorable geographic mix in 1996, the impact of certain nonrecurring items in 1995 and current year tax planning strategies.

1995 AS REPORTED COMPARED WITH 1994 RESTATED

  At $338 million, net income available to common shareholders was comparable with the prior year ($2.50 per share in both years). Results for 1995 included $127 million ($.75 per share) of charges associated with acquisitions, including pretax restructuring charges of $60 million, acquired research and development of $44 million and integration and other costs totaling $23 million. Results for 1994 included pretax restructuring charges of $121 million ($.58 per share).

 Sales

  At $5,142 million, reported sales for 1995 increased 15%. The favorable effects of currency fluctuations (+5%) offset the impact of product divestitures (-4%), principally the Company's U.S. and Canadian over-the-counter businesses. Operational sales growth (+14%) reflected volume increases (+12%), including new product introductions (+1%) and two months of Fisons' sales (+3%), and net higher prices in Europe and in the U.S. prescription pharmaceuticals and plasma proteins businesses (+2%).

  Sales in the United States increased 17% from 1994. Sales of prescription pharmaceuticals (Azmacort(R), Lovenox(R), Dilacor XR(R) and DDAVP(R)) grew at double-digit rates from 1994 which was affected by trade inventory reductions in the first half. Sales of plasma proteins (Albuminar(R) and recombinant factor VIII offerings) also performed well, although growth rates were somewhat reduced from those recorded in the prior year. Fisons products also contributed to U.S. sales growth in the fourth quarter. Sales in France (+9%) reflected improved performance of Doliprane(R) and higher sales of Clexane(R), Maalox(R) and Granocyte(R). Sales also benefited from inclusion of a full year of Cooper sales compared with nine months in 1994. Sales in Other European markets grew 11% from 1994. Sales of prescription pharmaceuticals increased in Germany and in Italy where Granocyte(R) was launched in the second quarter. Sales of ethical products in the U.K. continued to be impacted by generic competition. Expansion in Central and Eastern European markets added to regional sales growth. Two months of Fisons product sales contributed approximately five percentage points to sales growth in Other European countries, primarily in the U.K., Germany and Italy. Sales growth in the Rest of World area (+24%) reflected continued expansion in Japan and South American markets, particularly Brazil and Argentina.

  Sales of Clexane(R)/Lovenox(R) reached $300 million in 1995, fueled by strong performance in the U.S., France and Germany. Dilacor XR(R) recorded good growth despite the loss of FDA exclusivity in midyear. Although brand sales of Lozol(R) were up slightly from 1994, total indapamide product sales declined due to reduced sales of the Company's generic form.

  Increased sales of anti-infectives reflected expansion in South American markets, particularly of Flagyl(R). Overall performance of anti-infectives in France improved from 1994 although sales were negatively impacted by competitive conditions in the marketplace and by the loss of Zagam(R) sales in the second half of the year due to labeling restrictions following photosensitivity concerns.

  Growth in sales of the Company's oncology products reflected contributions from sales of Granocyte(R) in European Union countries.

  Sales of Doliprane(R) performed favorably compared with the prior year which was affected by weak demand. Imovane(R)/Amoban(R) registered sales increases in Europe (France, Germany, and the U.K.) and in Japan.

  The major plasma proteins (factor VIII offerings and Albuminar(R)) marketed by Armour performed consistently well throughout the year. Albuminar(R) registered double-digit growth in the U.S. with sales also above prior year levels in Japan. Sales of Monoclate(R) increased modestly as higher sales in Europe were partially offset by slight declines in the U.S. due to increased sales of the recombinant brands, Bioclate(R) and Helixate(R). Sales of Armour's U.S. immune globulin offerings (Gammar(R) IV) experienced shortfalls as a result of a voluntary withdrawal in the first half of the year in response to the FDA's industry-wide request that such products undergo a new testing technique. In the second half of the year, Armour received FDA approval for Gammar(R)-P IV pasteurized immunoglobulin which replaces Gammar(R) IV.

  Sales of Azmacort(R) surpassed $200 million and registered growth over the prior year which was negatively affected by trade inventory reductions. The impact of a competitive entry kept North American sales of Nasacort(R) below prior year levels. Two months of Fisons respiratory products sales included in the Company's reported sales approximated $89 million, a significant portion of which represented sales of Intal(R) and Tilade(R).

  Increased sales of Orudis(R)/Profenid(R)/Oruvail(R) resulted principally from growth in South American countries. Elsewhere, Orudis(R) experienced declines in the U.K. and in France. Sales of calcitonin products were slightly below 1994 levels as higher sales in Japan and Brazil were offset by overall declines in the U.S. due to generic competition and in European markets, particularly Italy.

  Maalox(R) performed well in Europe (France, Poland and Germany). In Japan, Maalox(R) sales, fueled by the late 1994 launch of Maalox(R) granules, grew at a rate that exceeded that of the overall antacid market. In January 1995, the Company completed the transfer of its Canadian Maalox(R) product rights to Ciba-Geigy Ltd. ("Ciba"); the Company's U.S. rights were transferred to Ciba in December 1994. Reported sales for 1994 included approximately $114 million of U.S. and Canadian Maalox(R) sales.

  Sales of the Cooper and Rhodia Farma subsidiaries and dermatological products contributed to other therapeutic area sales.

 Operating Income

                                                         RESTATED
                                         1995              1994
                                   ----------------- -----------------
                                     $    % OF SALES   $    % OF SALES % CHANGE
                                   ------ ---------- ------ ---------- --------
                                                 ($ IN MILLIONS)
Gross margin                       $3,396    66.0%   $2,931    65.3%      16%
Selling, delivery and administra-
 tive expenses                      1,864    36.2%    1,606    35.8%      16%
Research and development expenses     766    14.9%      606    13.5%      26%
Operating income                      639    12.4%      598    13.3%       7%

  Increased gross profit as a percentage of sales in 1995 reflected the favorable impact of price and benefits of plant rationalization and productivity improvement programs, partially offset by the impact of the lower-margin Cooper business and unfavorable product mix.

  Commercial expenses increased as a percentage of sales as a result of higher selling and promotional costs in the U.S. pharmaceuticals business associated with new products, sales force expansions in support of South American markets, and increased selling expenses due to volume improvements in Japan, Germany and Italy. Commercial expense ratios in 1995 benefited from the absence of the higher advertising and promotional costs associated with the Company's North American over-the-counter business in 1994. Administrative expenses declined slightly as a percentage of sales in 1995 as a result of the Company's ongoing cost containment programs. Amortization of goodwill and intangibles related to the Fisons acquisition contributed to higher 1995 selling, delivery and administrative expense ratios.

  The Company's investment in research and development approached 15% of sales in 1995, reflecting the higher costs associated with bringing late-stage projects (Taxotere(R), Campto(R), Rilutek(R), Menorest(R) and Lovenox(R) new indications) to market.

  In 1995, the Company recorded $44 million of acquired research and development expense in connection with the Fisons and AIS acquisitions, representing research and development activities of the acquired companies for which technological feasibility had not yet been established and for which no alternative future use existed. The Company also recorded a $60 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. The Company recorded a $121 million charge related to a global restructuring plan in 1994.

  Excluding restructuring in both years and other acquisition-related items in 1995, operating income margin declined approximately one percentage point from 1994 as a result of significant investment in research and development activities and increased marketing efforts associated with the introduction of new products.

 Interest

  Net interest expense increased 80% to $85 million in 1995, primarily as a result of increased borrowings principally in support of the acquisition of Fisons. At December 31, 1995, approximately 85% of the Company's debt was at variable rates of interest after the effect of interest rate swap contracts as compared to year-end 1994 when substantially all the Company's debt was variable-rate.

  Despite higher short-term interest rates in the U.S. in early 1995, year-on-year preferred dividends declined slightly due to the third quarter redemption of the Company's outstanding Market Auction Preferred Shares.

 Gain on Sales of Assets and Other (Income) Expense, Net

  Gains on the sales of the Company's Canadian over-the-counter business and certain European product rights totaled $50 million in 1995. Similar gains, including the sale of the Company's U.S. over-the-counter business, totaled $46 million in 1994.

  Other (income) expense, net included $13 million of first quarter acquired research and development expense related to an additional investment in AIS and charges of $25 million related to the reassessment of the carrying value of certain assets, including those associated with the Company's prior investment in The Immune Response Corporation. In 1994, the Company recorded $11 million of AIS-related acquired research and development expense and charges of $31 million for asset carrying value reassessments.

 Income Taxes

  The Company's reported effective income tax rate was 34% in 1995 compared with 28% in 1994 as a result of certain one-time items in 1995, including non-deductible acquired research and development expense and the estimated impact of a special levy in France. The impact of the French levy on the full year effective income tax rate was moderated to approximately one percentage point by other favorable changes resulting from corporate tax planning strategies.

FINANCIAL CONDITION

 RESTRUCTURING PROGRAMS

  In December 1995, the Company recorded a $60 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. In addition, as part of the Fisons purchase price allocation, the Company recorded a $100 million liability for the restructuring of Fisons operations. The combined $160 million liability represented expected cash outlays, principally severance-related, associated with eliminating positions primarily in the marketing, administrative and manufacturing functions. As of December 31, 1996, workforce reductions approximated 1,900 positions, many of which were based in the U.S. and the U.K., although other locations were also affected. Cash outlays associated with the restructuring programs totaled $116 million in 1996.

  In 1994, the Company recorded a $121 million charge related to a global restructuring plan. Total cash outlays associated with the plan through December 31, 1996 totaled $89 million, with outlays of $7 million in 1996, $48 million in 1995 and $34 million in 1994.

 CASH FLOWS

  Net cash provided by operating activities totaled $503 million in 1996 and was essentially level with the prior year. While cash flows in 1996 benefited from the prepayment of certain licensing fees associated with the Medeva transaction, increased working capital needs and greater cash outlays for restructuring programs, income taxes and interest negatively impacted operational cash flows. The reduction in 1995 operating cash flows compared with 1994 reflected increased working capital needs and higher payments for income taxes.

  Investing activities provided cash inflows of $140 million in 1996 and included proceeds of $610 million from the divestiture of Fisons' Scientific Instruments Division, the sale of certain European self-medication products and various other nonstrategic assets in Europe, and Medeva-related proceeds. Cash outflows in 1996 of $96 million for investments and product rights included payments to Guilford Pharmaceuticals Inc. related to Gliadel(R) and investments in certain long-term deposits. Investing cash outflows totaled $3,093 million and $124 million in 1995 and 1994, respectively. In 1995, net cash outflows included significant outlays totaling $3,238 million before the effect of cash acquired related to the acquisitions of Fisons, AIS, Rhodia Farma and Biogalenique; investments in technologies totaled $80 million and included the purchase of two million common shares of AIS. Proceeds from the sales of assets totaled $120 million and $163 million in 1995 and 1994, respectively, and included the transfers of the Company's Canadian (1995) and U.S. (1994) over-the-counter businesses to Ciba and the sale of a portion of Fisons' Laboratory Supplies Division in 1995. Capital expenditures, including investments in support of new products, totaled $342 million in 1996 compared with $281 million in 1995 and $230 million in 1994. Capital spending in 1997 is expected to be at a level comparable to 1996.

  Financing activities used cash of $640 million in 1996 with debt repayments totaling $502 million. Financing activities provided cash of $2,588 million in 1995, principally representing increased borrowings to finance the acquisitions of Fisons and other businesses and the redemption of preferred shares. The Company also issued $500 million of capital equity notes to RP in 1995. Financing cash outflows of $481 million in 1994 reflected debt repayments of $203 million and open market purchases of the Company's common shares for the Employee Benefits Trust totaling $110 million. Cash dividends paid to common shareholders totaled $171 million ($1.26 per share) in 1996, $161 million ($1.20 per share) in 1995 and $152 million ($1.12 per share) in 1994. In February 1997, the Company paid shareholders a first quarter cash dividend of $.32 per share.

 FOREIGN CURRENCY FLUCTUATION RISKS

  As the Company conducts a significant portion of its operations in foreign currencies, foreign currency fluctuations affect the U.S. dollar value of reported earnings and cash flows associated with foreign currency-denominated transactions. The Company enters into derivatives transactions, principally using foreign currency exchange contracts, to help manage the effects of foreign exchange volatility.

  The Company may hedge a portion of its non-U.S.-based forecasted quarterly pretax earnings based on a cost-benefit assessment which considers naturally offsetting exposures and the cost of hedging instruments. Such foreign currency exchange contracts are marked to market in other (income) expense, net. For the periods reported, the net gains/losses on these contracts were not significant due principally to the general stability vis-a-vis the U.S. dollar of the currencies hedged. Cash flows associated with the contracts are reported as part of cash flows from operating activities.

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. The gains or losses on these contracts offset the gains or losses on the transactions being hedged and are recognized in the basis of the hedged transaction. Cash flows from these contracts are classified in the same category as the hedged transactions.

 LIQUIDITY

  The Company's net debt (short- and long-term debt including notes payable to RP, less cash and cash equivalents, cash pooling arrangements, short-term investments and time deposits) to net debt plus equity ratio declined to .47 to 1 from .56 to 1 at December 31, 1995, reflecting the impact of divestiture-related proceeds, which exceeded $850 million for the year. The Company expects to achieve further reductions in net debt in 1997 and thereafter funded by cash flows from operations, possibly supplemented by additional divestiture proceeds. The ratio of current assets to current liabilities increased to 1.35 to 1 from 1.16 to 1 a year ago primarily as a result of reduced short-term debt balances.

  At December 31, 1996, the Company had total committed lines of credit of $2,325 million. Of this amount, $1,825 million represented multicurrency medium-term facilities with fourteen banks expiring in the year 2000. The additional $500 million represented two medium-term credit agreements with Rhone-Poulenc S.A. expiring in 2000 and 2002. At December 31, 1996, borrowings outstanding under the Company's medium-term arrangements totaled $595 million. These borrowings plus an additional $1,385 million of short-term borrowings were classified as long-term debt at December 31, 1996 as the Company had the ability and intent to refinance these amounts on a long-term basis under the above medium-term facilities. The weighted average interest rate of total debt outstanding at December 31, 1996 approximated 6.0% (1995: 6.4%).

  In 1995, the Company issued $500 million of undated capital equity notes to RP. Pursuant to the remaining portion of a $500 million shelf registration, the Company has the ability to issue $325 million in public debt securities and/or preferred shares.

  In mid-1996, the Company increased the number of its authorized common shares to 600,000,000.

  In October 1995, Moody's Investors Service ("Moody's") and Standard & Poor's ("S&P") lowered the Company's senior unsecured debt and preferred share credit ratings, attributing the change to the acquisition of Fisons. The Company's senior unsecured debt is now rated Baa1 by Moody's and BBB by S&P. The Company's preferred shares are now rated Baa2 by Moody's and BBB- by S&P.

  Management believes that cash flows from operations, supplemented by proceeds from selected divestitures and financing expected to be available from external sources, will provide sufficient liquidity to meet its needs for the foreseeable future. Long-term liquidity is dependent upon the Company's competitive position, including its ability to discover, develop and market innovative therapies, build leadership positions in targeted therapeutic areas, expand its presence in key geographic markets, and maximize the benefits of business acquisitions and alliances. The Company believes that the recent approvals of important new products in key markets, strategic acquisitions and alliances, as well as other innovative products and business strategies, will contribute to the Company's long-term liquidity.

 INSURANCE AND LITIGATION

  The Company maintains significant levels of excess catastrophic general and products liability insurance obtained from independent third-party insurers. In light of the risks attendant to the Company's business activities, the limits and coverage terms of such insurance are believed reasonable in amount and scope and comparable to the insurance carried by others in the industry.

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 541 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates. In August 1996, the Company, with three other U.S. plasma fractionators defending the U.S. AHF litigation, signed a Settlement Agreement with the plaintiffs with respect to this litigation which, subject to certain conditions, provides for payment of $100,000 to each eligible claimant or claimant group and the payment of up to $40 million in attorneys fees. One significant condition of the settlement is that potential subrogation claims by third party medical providers be resolved to the mutual satisfaction of the parties and that the class members' eligibility for federal program entitlements be maintained. The Company and the other fractionator-defendants are working with the plaintiffs' counsel to resolve these issues; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists and consumers; and (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R).

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  The Company has been advised of its potential liability related to alleged past waste disposal practices, including potential involvement at five sites on the U.S. National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). For the majority of these sites, the Company's estimated liability is not significant. With respect to two of the sites, the Company is currently not able to estimate its share of potential liability as the assessment of site conditions, the identification of remediation methods and costs, and the quantification of relative contributions among potentially responsible parties have not yet advanced to the stage where a reasonable estimate of loss can be made.

 RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," effective for fiscal periods ending after December 15, 1997. The Statement simplifies earnings per share calculations and requires presentation of both basic and fully diluted earnings per share on the face of the statement of income. The Company does not expect that adoption of SFAS No. 128 will have a material impact on the Company's earnings per share calculations.

                            SELECTED FINANCIAL DATA

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                 TEN-YEAR SELECTED FINANCIAL DATA (UNAUDITED)
            (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------------------
                                            RESTATED
                            1996     1995     1994     1993     1992     1991     1990     1989     1988    1987
                          -------- -------- -------- -------- -------- -------- -------- -------- -------- -------
INCOME STATEMENT DATA:
Net sales                 $5,420.6 $5,142.1 $4,486.6 $4,019.4 $4,095.9 $3,824.3 $2,917.4 $1,182.2 $1,041.6 $ 928.8
Operating income             660.2    639.3    597.7    675.3    675.0    558.5     88.9    125.5    144.1   122.7
Net income before effect
 of change in accounting     473.5    356.5    367.1    421.1    423.3    326.5      1.0     86.5     61.8    54.3
Cumulative effect of
 change in accounting
 for income taxes              --       --       --       --      15.0      --       --       --       --    (35.5)
Net income available to
 common shareholders         428.7    337.8    347.9    408.7    428.2    326.1      1.0     85.0     61.8    18.8
Primary earnings per
 common share:
 Net income before
  cumulative effect of
  change in accounting        3.16     2.50     2.50     2.96     2.99     2.37      .01     1.33      .98     .84
 Cumulative effect of
  change in accounting
  for income taxes             --       --       --       --       .11      --       --       --       --    (0.55)
Primary earnings per
 common share                 3.16     2.50     2.50     2.96     3.10     2.37      .01     1.33      .98     .29
Fully diluted earnings
 per common share             3.16     2.50     2.50     2.96     3.10     2.37      .01     1.21      .97     .29
Cash dividends per
 common share                 1.26     1.20     1.12     1.00      .68     .445      .42     .405      .40    .386
Research and development
 expenses                    882.1    766.2    606.1    561.2    521.3    444.5    350.1    121.8    104.0    82.7
BALANCE SHEET DATA:
Working capital           $  720.6 $  384.5 $  591.7 $  446.6 $  667.1 $  407.0 $  391.3 $  436.9 $  312.4 $ 226.6
Property, plant and
 equipment, at cost        2,987.0  2,876.5  2,310.9  1,958.6  1,855.9  2,027.8  1,930.7    488.2    395.7   363.5
Capital expenditures         341.6    281.5    229.9    250.4    284.3    283.7    216.9    111.4     70.7    45.1
Total assets               8,768.1  8,987.1  4,652.3  4,050.2  3,858.3  4,115.5  4,085.0  1,791.7  1,388.0 1,240.5
Long-term debt
 (including payable to
 RP)                       2,525.0  2,684.4    439.9    432.2    779.7    960.5  1,634.3    882.5    564.6   509.7
Shareholders' equity       2,649.8  2,357.2  2,110.4  1,821.2  1,568.3  1,298.6    693.5    439.9    414.2   368.8
Common shares
 outstanding at year-end     136.6    134.5    134.1    137.0    138.3    137.9    137.4     63.1     63.6    62.9
Book value per common
 share                       14.46    12.50    12.75    10.37     9.17     7.24     5.05     6.97     6.51    5.86
OTHER DATA:
Employees                   26,000   28,000   25,000   22,300   22,900   22,500   23,500    8,500    8,400   7,400
Sales per employee (in
 thousands)               $    208 $    186 $    180 $    180 $    180 $    170 $    150 $    140 $    132 $   124

-------
Results include the accounts of Fisons plc ("Fisons") from November 1, 1995 and of the Human Pharmaceutical Business ("HPB") of Rhone-Poulenc S.A. ("RP") from May 5, 1990.

Results for the first quarter of 1995 and for the full year 1994 have been restated to include the accounts of Cooperation Pharmaceutique Francaise ("Cooper") and a pharmaceutical business in Brazil from April 1, 1994 and January 1, 1994, respectively. Both businesses were acquired from RP in 1995.

Pretax charges for the reassessment of intangibles and fixed asset values associated with Applied Immune Sciences, Inc. ("AIS") totaled $102.6 million in 1996.

Pretax restructuring and other charges totaled $60.0 million in 1995, $121.2 million in 1994, $93.8 million in 1993, $73.6 million in 1991, $289.3 million in 1990 and $10.0 million in 1989. Results for 1995 also included $22.9 million of Fisons-related integration and other costs. Results for 1993 included $105.0 million proceeds from litigation settlement.

Acquired research and development expense charged to operations associated with the acquisitions of Fisons and AIS totaled $43.6 million in 1995. Acquired research and development expense included in equity losses of affiliates associated with AIS totaled $13.0 million, $11.0 million and $27.0 million in 1995, 1994 and 1993, respectively.

Pretax gains on sales of nonstrategic assets totaled $110.7 million in 1996, $49.5 million in 1995, $46.2 million in 1994, $30.2 million in 1993, $23.1 million in 1992, $95.7 million in 1991, $78.8 million in 1990 and $30.9 million in 1989. Results for 1989 also included a $19.9 million pretax gain on contract termination fee.

Income from equity affiliates included in other (income) expense, net in 1996 totaled $83.0 million and included Centeon recall-related charges of $44.0 million.

Pretax charges included in other (income) expense, net related to the reassessment of the carrying values of certain investments totaled $25.4 million in 1995 and $30.6 million in 1994.

Effective January 1, 1992, the Company adopted SFAS 109, "Accounting for Income Taxes," and recorded a cumulative effect adjustment increasing 1992 income by $15.0 million. Prior years reflected the application of SFAS 96, "Accounting For Income Taxes," effective January 1, 1987.

Sales per employee for the years 1995 and 1990 have been restated on a pro forma basis to include Fisons and HPB, respectively, as if they were part of the Company from the beginning of the year reported.

Earnings per share for 1995 and 1994 reflected pro forma adjustments giving effect to interest and preferred dividends relative to the Cooper and Brazilian business acquisitions.

All share and per share data have been adjusted to reflect a two-for-one common stock split effective June 7, 1991.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            -------------------------------------
                                                                     RESTATED
                                               1996        1995        1994
                                            ----------  ----------  -------------
Net sales.................................  $  5,420.6  $  5,142.1  $  4,486.6
Cost of products sold.....................     1,666.0     1,746.4     1,555.8
Selling, delivery and administrative ex-
 penses...................................     2,109.7     1,863.7     1,605.8
Research and development expenses.........       882.1       766.2       606.1
Restructuring and other charges...........       102.6       126.5       121.2
                                            ----------  ----------  ----------
  Operating income........................       660.2       639.3       597.7
Interest expense..........................       212.7       105.2        55.3
Interest income...........................       (43.1)      (20.3)       (8.2)
Gain on sales of assets...................      (110.7)      (49.5)      (46.2)
Other (income) expense, net...............       (89.1)       65.9        83.9
                                            ----------  ----------  ----------
  Income before income taxes..............       690.4       538.0       512.9
Provision for income taxes................       216.9       181.5       145.8
                                            ----------  ----------  ----------
  Net income..............................       473.5       356.5       367.1
Dividends on preferred stock and remunera-
 tion on capital equity notes.............        44.8        18.7        19.2
                                            ----------  ----------  ----------
  Net income available to common share-
   holders................................  $    428.7  $    337.8  $    347.9
                                            ==========  ==========  ==========
Primary earnings per common share:
  Net income available to common share-
   holders................................  $     3.16
                                            ==========
  Net income available to common share-
   holders, pro forma.....................              $     2.50  $     2.50
                                                        ==========  ==========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
ASSETS
Current:
Cash and cash equivalents..................................  $  100.6  $  115.4
Cash pooling arrangements with Rhone-Poulenc S.A...........       3.2      16.0
Short-term investments.....................................      38.7       --
Trade accounts receivable less reserves of $111.3 (1995:
 $87.3)....................................................     984.1     956.8
Inventories................................................     800.7     765.6
Assets held for sale.......................................       1.0     228.8
Other current assets.......................................     845.2     707.0
                                                             --------  --------
    Total current assets...................................   2,773.5   2,789.6
Time deposits, at cost.....................................     128.4      83.0
Property, plant and equipment, net.........................   1,525.9   1,621.0
Goodwill, net..............................................   2,739.0   2,953.5
Intangibles, net...........................................     766.7     866.8
Other assets...............................................     834.6     673.2
                                                             --------  --------
    Total assets...........................................  $8,768.1  $8,987.1
                                                             ========  ========
LIABILITIES
Current:
Short-term debt............................................  $  119.9  $  384.2
Notes payable to Rhone-Poulenc S.A. & affiliates...........       6.8     127.6
Accounts payable...........................................     594.7     601.8
Income taxes payable.......................................     110.5      91.0
Accrued employee compensation..............................     153.2     137.8
Other current liabilities..................................   1,067.8   1,062.7
                                                             --------  --------
    Total current liabilities..............................   2,052.9   2,405.1
Long-term debt.............................................   2,272.0   2,159.0
Notes payable to Rhone-Poulenc S.A. & affiliates...........     253.0     525.4
Deferred income taxes......................................     218.0     365.5
Other liabilities, including minority interests............   1,322.4   1,174.9
                                                             --------  --------
    Total liabilities......................................   6,118.3   6,629.9
                                                             --------  --------
Contingencies
SHAREHOLDERS' EQUITY
Money market preferred stock, without par value
 (liquidation preference $100,000 per share); issued and
 outstanding: 1,750 shares.................................     175.0     175.0
Capital equity notes.......................................     500.0     500.0
Common stock, without par value; stated value $1 per share;
 authorized 600,000,000 shares; issued and outstanding:
 136,615,917 shares (1995: 134,528,487 shares)                  141.6     139.5
Capital in excess of stated value..........................     234.8     153.2
Retained earnings..........................................   1,837.9   1,580.3
Employee Benefits Trust....................................    (185.7)   (185.7)
Cumulative translation adjustments.........................     (53.8)     (5.1)
                                                             --------  --------
    Total shareholders' equity.............................   2,649.8   2,357.2
                                                             --------  --------
    Total liabilities and shareholders' equity.............  $8,768.1  $8,987.1
                                                             ========  ========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------------
                                                                      RESTATED
                                              1996         1995         1994
                                           -----------  -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................  $     473.5  $     356.5  $   367.1
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization..........        339.0        225.2      193.2
  Provision for deferred income taxes....        (61.1)       (15.8)     (67.5)
  Deferred royalty income................        200.6        (24.0)      24.0
  Gain on sales of assets................       (110.7)       (49.5)     (46.2)
  Reassessment of asset carrying values..        102.6         25.4       30.6
  (Increase) decrease in trade accounts
   receivable, net.......................        (71.3)       (35.2)      47.3
  Increase in inventories................       (116.8)      (104.1)     (37.6)
  Increase in accounts payable...........         26.7         83.5       19.6
  Increase (decrease) in income taxes
   payable...............................        (24.9)       (81.4)      13.3
  Restructuring charges (payments), net..       (125.9)         3.5       68.3
  Noncash (income) losses of equity
   affiliates, net.......................        (11.7)        35.4       21.1
  Other items, net.......................       (117.3)        82.4       52.2
                                           -----------  -----------  ---------
    Net cash provided by operating
     activities..........................        502.7        501.9      685.4
                                           -----------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Assets sold..............................        462.7         86.2      143.8
Capital expenditures.....................       (341.6)      (281.5)    (229.9)
Sales/prepayments of investments and
 product rights..........................        147.1         34.2       18.8
Purchases of investments and product
 rights..................................        (96.0)      (154.0)     (26.8)
Businesses acquired, net of cash acquired
 of $474.7 in 1995.......................        (30.0)    (2,763.3)       --
Net investment hedging, net..............         (1.8)       (14.8)     (29.8)
                                           -----------  -----------  ---------
    Net cash provided by (used in)
     investing activities................        140.4     (3,093.2)    (123.9)
                                           -----------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings, net...............       (364.1)       420.3     (223.1)
Proceeds from issuance of long-term
 debt....................................      2,256.0      2,231.3       67.9
Repayment of long-term debt..............     (2,393.9)      (173.0)     (47.4)
Shares repurchased for Employee Benefits
 Trust...................................          --           --      (109.9)
Dividends and remuneration paid..........       (215.9)      (179.9)    (170.7)
Issuance of capital equity notes.........          --         500.0        --
Redemption of Market Auction Preferred
 Shares..................................          --        (225.0)       --
Issuances of common stock................         78.1         14.0        2.6
                                           -----------  -----------  ---------
    Net cash provided by (used in)
     financing activities................       (639.8)     2,587.7     (480.6)
                                           -----------  -----------  ---------
Effect of exchange rate changes on cash..        (18.1)          .2        2.5
                                           -----------  -----------  ---------
Net increase (decrease) in cash and cash
 equivalents.............................        (14.8)        (3.4)      83.4
Cash and cash equivalents at beginning of
 year....................................        115.4        118.8       35.4
                                           -----------  -----------  ---------
Cash and cash equivalents at end of
 year....................................  $     100.6  $     115.4  $   118.8
                                           ===========  ===========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
 INFORMATION:
CASH PAID DURING YEAR FOR:
  Interest, net of amounts capitalized...  $     133.7  $      99.2  $    61.7
  Income taxes...........................  $     302.7  $     259.3  $   201.0
RECONCILIATION OF ASSETS ACQUIRED AND
 LIABILITIES ASSUMED:
  Fair value of assets acquired..........  $       --   $   4,505.2  $   280.1
  Liabilities assumed....................          --      (1,348.2)    (173.0)
                                           -----------  -----------  ---------
    Net assets acquired..................  $       --   $   3,157.0  $   107.1
                                           ===========  ===========  =========
  Cash paid for acquisitions.............  $       --   $   3,238.0  $     --
  Capital contribution from RP S.A.......          --        (273.2)     107.1
  Preferred stock of subsidiary issued...          --         131.6        --
  Other non-cash items...................          --          60.6        --
                                           -----------  -----------  ---------
    Total consideration..................  $       --   $   3,157.0  $   107.1
                                           ===========  ===========  =========

                See Notes to Consolidated Financial Statements.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

 Principles of Accounting

  The Company's consolidated financial statements are prepared on a basis in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to current classifications.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Rhone-Poulenc Rorer Inc. and subsidiaries which are more than 50 percent owned and/or controlled. All subsidiaries are consolidated on the basis of twelve-month periods ending December 31. Investments in corporate joint ventures and other companies in which the Company has a 20 to 50 percent ownership and has no control are accounted for by the equity method. Cost investments, less than 20 percent owned, are carried at their original cost.

 Cash and Cash Equivalents, Time Deposits and Restricted Cash

  The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents. Investments with a maturity period of greater than three months but less than one year are classified as short-term investments. Certain mortgage-backed certificates, repurchase obligations and certificates of deposit with maturities of more than one year are classified as long-term time deposits. At December 31, 1996, the Company has $61.5 million (1995: $109.6 million) of restricted cash, of which approximately $40.1 million (1995: $53.7 million) is classified as a current asset, representing funds on deposit with a bank in an interest-bearing escrow account for payment of future operating lease obligations.

 Inventories

  Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) or average cost methods.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial accounting purposes, depreciation is computed principally on the straight-line method over the estimated useful lives of the assets (generally, 20 to 30 years for buildings and 5 to 15 years for machinery and equipment). For income tax purposes, certain assets are depreciated using accelerated methods.

 Goodwill and Intangible Assets

  Goodwill represents the excess of cost over the fair market value of net assets of businesses acquired. Goodwill is amortized on a straight-line basis over a period not to exceed forty years and is reported net of accumulated amortization of $294.9 million in 1996 and $241.6 million in 1995. The Company assesses potential impairment of enterprise goodwill by comparing the carrying value of goodwill at the balance sheet date with anticipated undiscounted future operating income before amortization. Intangibles, which principally represent the cost of acquiring patents and product rights, are amortized over their estimated useful lives and are reported net of accumulated amortization of $231.4 million in 1996 and $106.3 million in 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 Impairment of Long-Lived Assets

  The Company reviews its long-lived assets, including related allocated goodwill, and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the amount of an impairment loss, the Company compares an asset's carrying value to its fair market value as measured by market price or discounted future cash flows.

 Royalties

  The Company recognizes royalties paid (received) as increases (reductions) in cost of products sold.

 Advertising

  Advertising costs are generally expensed within the fiscal year that the costs are incurred, except for direct response advertising, which is capitalized and amortized over the expected period of future benefit. Advertising expenses primarily associated with the use of public media, medical publications and symposia totaled $238.9 million in 1996 and $200.3 million in 1995.

 Foreign Currency Translation

  Financial information relating to the Company's subsidiaries located outside the United States is translated using the current rate method. Local currencies are considered the functional currencies except in countries with highly inflationary economies.

 Income Taxes

  The Company and substantially all of its United States subsidiaries file a consolidated federal income tax return. No provision has been made for United States income taxes or withholding taxes on the unremitted earnings of non-U.S. subsidiaries which are intended to be indefinitely reinvested. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

 Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," effective for fiscal periods ending after December 15, 1997. The Statement simplifies earnings per share calculations and requires presentation of both basic and fully diluted earnings per share on the face of the statement of income. The Company does not expect that adoption of SFAS No. 128 will have a material impact on the Company's earnings per share calculations.

NOTE 2. ACQUISITIONS FROM RHONE-POULENC S.A.

  In 1995, the Company acquired from Rhone-Poulenc S.A. ("RP") the businesses of Cooperation Pharmaceutique Francaise ("Cooper"), primarily in France, and a pharmaceutical business in Brazil for cash and preferred stock of a French subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference approximating FF645.0 million and pay dividends of 7.5% per annum on a stated value of FF145.0 million. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 (the date that Cooper was acquired by RP) and January 1, 1994, respectively. The effect of restatements in periods prior to 1994 was not material. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates. Earnings per share for the restated periods reflect pro forma adjustments giving effect to interest on indebtedness and preferred dividends relative to the acquisition transactions.

NOTE 3. FISONS

  In October 1995, the Company acquired the outstanding shares of Fisons plc ("Fisons"), a U.K.-based pharmaceutical company, for a total purchase price including expenses of $2,993.0 million. The acquisition was accounted for under the purchase method and, accordingly, the purchase price was allocated based upon the fair values of the assets and liabilities acquired. Purchase price allocations, which were finalized in 1996, resulted in goodwill of $2,159.0 million and intangibles of $640.0 million, to be amortized on a straight-line basis over lives of 40 years and 20 years, respectively. The net reduction to the preliminary goodwill balance of $2,278.0 million estimated at December 31, 1995 primarily reflected adjustments to tax reserves and pension liabilities, and contingencies associated with the sale of the Scientific Instruments Division. Total net deferred tax and other liabilities, including restructuring of the Fisons business and disposal contingencies, included in the purchase price allocation approximated $495.0 million. In connection with the acquisition, the Company recorded a charge of $21.0 million for acquired research and development in 1995 related to Fisons research and development activities for which technological feasibility had not yet been established and no alternative future use existed.

  In addition to its pharmaceutical operations, the Fisons business included certain discontinued operations, namely the Laboratory Supplies Division, a distributor of laboratory equipment and supplies and clinical diagnostic products, and the Scientific Instruments Division, a manufacturer of instruments used in surface science and in elemental spectrometry and analysis. Substantially all of the Laboratory Supplies Division was sold prior to completion of the acquisition with related proceeds of $336.2 million. A smaller unit of the division was sold in November 1995 for approximately $35.0 million. In March 1996, the sale of the majority of Fisons' Scientific Instruments Division to Thermo Instruments Systems Inc. was completed; the remaining mass spectrometry and PlasmaTrace assets of the division were also sold in March. Total consideration approximated $271.8 million, representing $235.9 million in cash and the assignment of $35.9 million of external debt. At December 31, 1995, the net assets of the Scientific Instruments Division were recorded at their estimated net realizable value and classified as assets held for sale on the consolidated balance sheet. Results of operations of the Scientific Instruments Division from the date of acquisition to the date of sale were not material.

  In July 1996, the Company finalized its agreement with Medeva plc to sell certain U.S.-based ex-Fisons fixed assets and license certain intellectual property rights for total cash consideration of $370.0 million. At the end of a four-and-one-half year period, Medeva has the option to purchase the intellectual property rights. The upfront cash payment includes fixed asset sale proceeds and certain prepayments under the licensing arrangement, including licensing fees and a purchase option payment which are refundable in certain circumstances.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 4. APPLIED IMMUNE SCIENCES, INC.

  In both 1995 and 1994, Applied Immune Sciences, Inc. ("AIS"), in which the Company had a 37% interest, achieved a development milestone requiring RPR to purchase an additional one million AIS shares approximately equal to an additional 5% interest. In connection therewith, the Company recorded pretax charges for acquired research and development expense in equity losses of affiliates totaling $13.0 million and $11.0 million, respectively.

  In the fourth quarter of 1995, the Company purchased for a cash price of $91.6 million, including expenses, the remaining 53%, or 7.2 million outstanding shares, of AIS not previously owned by RPR. Under the step-purchase method, the Company recorded additional intangible assets of approximately $73.5 million. The Company also recorded a charge to operations of $22.6 million for acquired research and development related to research and development activities for which technological feasibility had not yet been established and no alternative future use existed.

  In 1996, the Company recorded pretax charges of $102.6 million from the reassessment of the carrying values of certain AIS-related assets, principally intangibles and fixed assets, following the Company's decision to substantially curtail ex-vivo cell processing projects which had been mainly initiated by AIS.

NOTE 5. CENTEON JOINT VENTURE

  Under terms of a September 28, 1995 Amendment to the Joint Venture Agreement (the "Amendment"), the Company's Armour Pharmaceutical Company subsidiary ("Armour") and Behringwerke AG ("Behring"), a subsidiary of Germany's Hoechst AG, completed the formation of Centeon, a 50/50 global joint venture in the plasma proteins business. The joint venture's Board of Directors was formally established on January 1, 1996, at which time joint control and profit-sharing provisions took effect. Accordingly, the Company deconsolidated Armour's net assets at December 31, 1995. The operations of the Armour plasma businesses are included in the Company's reported results for the twelve months ended December 31, 1995; in 1996, the Company's interest in the results of the joint venture is reported as (income) losses of equity affiliates included in other (income) expense, net (see Note 9).

  In October 1996, Centeon initiated a voluntary worldwide recall of all in-date lots of Albuminar(R)/Plasma-Plex(R) products as a precautionary measure in response to manufacturing concerns with respect to these products at a U.S. production facility. The manufacture of Albuminar(R)/Plasma-Plex(R) and other plasma-derived products at the location was temporarily suspended by Centeon while the U.S. Food and Drug Administration ("FDA") and Centeon conducted a comprehensive review of the manufacturing processes at the facility. In December 1996, Centeon voluntarily suspended the production of certain pharmaceutical products (such as Dilacor XR(R) and calcitonin products) manufactured for the Company at the U.S. facility. Due to available inventory and alternate sources of supply, there has been no significant interruption in supply of the Company's pharmaceutical products.

  In January 1997, Centeon entered into a consent decree with the U.S. Government which specifies conditions for the shipment by Centeon of both plasma-based products and certain pharmaceutical products. The consent decree, which has a term of at least five years, provides, among other things, that Centeon will not distribute product manufactured at the facility until (1) a third party expert retained by Centeon has inspected the facility and reported to the FDA the status of both the observations made by the FDA and Centeon's compliance with current Good

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

Manufacturing Practices ("GMPs"), (2) Centeon has certified to its compliance with GMPs and (3) the FDA has made such inspections at the facility as it deems necessary and has notified Centeon that it appears to be in compliance with GMPs and may distribute the manufactured products.

  Centeon resumed production of both plasma-based and pharmaceutical products at the facility in late January 1997. In March, Centeon voluntarily halted production of both plasma-based and pharmaceutical products in order to address certain production issues. In mid-March, Centeon and the FDA received a first report from the third party expert as contemplated by the consent decree. This report indicated that Centeon had made significant corrective actions consistent with the observations made during the FDA investigation and identified certain additional actions needed to be taken. Centeon is addressing these additional actions. Centeon believes that these actions together with the other conditions of distribution under the consent decree will be satisfied, so that, based on a phased-in resumption of manufacturing, distribution of plasma-based products, after completion of testing and lot release by the FDA, will begin during the second quarter of 1997. Centeon also expects that it will be in a position to resume distribution during the second quarter of the pharmaceutical products manufactured for the Company at the facility.

  The Company's interest in Centeon's results for the year ended December 31, 1996 included charges of $44.0 million, representing charges associated with anticipated returns of recalled products from customers, writeoff of certain inventories, and related expenses.

  Summarized financial information with respect to Centeon for the year ended December 31, 1996 is as follows:

                                                                   1996
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
Current assets                                                    $529.4
Noncurrent assets                                                  318.6
Current liabilities                                                409.0
Noncurrent liabilities                                             284.0
Net sales*                                                        $904.3
Gross margin                                                       384.5
Income before income taxes                                         125.2

--------
*  Includes sales to certain RPR affiliates totaling $27.8 million.

NOTE 6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following unaudited pro forma financial information has been prepared as if the acquisitions of Fisons and AIS and the formation of Centeon had occurred at the beginning of the periods presented. The results of operations of Fisons' Laboratory Supplies Division and Scientific Instruments Division are not included in the pro forma results for 1995 and 1994. The pro forma information presents the results of the Armour businesses contributed to Centeon as non-operating income from equity affiliates; sales recorded by these businesses approximated $489.0 million and $415.1 million in 1995 and 1994, respectively. The pro forma information also reflects 100% of the operating results of AIS as research and development expenses and eliminates the equity losses associated with the Company's prior equity investment in AIS. Adjustments have been made for financing charges and goodwill amortization, and income taxes are provided at an effective income tax rate of 36%. The pro

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES forma information does not purport to be indicative of the Company's results of operations had the transactions actually occurred on the dates presented nor is it necessarily indicative of future operating results.

                                                        FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1995        1994
                                                      ----------- -----------
                                                       (DOLLARS IN MILLIONS,
                                                      EXCEPT PER SHARE DATA)
Net sales                                             $   5,316.1 $   4,799.3
Operating income                                            607.5       162.0
Net income (loss) from continuing operations before
 nonrecurring charges available to common sharehold-
 ers                                                        341.6       (66.4)
Earnings (loss) per common share, restated pro forma  $      2.53 $      (.56)
Average common shares outstanding                           134.2       135.3

  Pro forma operating income for the year ended December 31, 1995 excludes $126.5 million of acquisition-related charges recorded by the Company including pretax restructuring charges of $60.0 million, acquired research and development expense of $43.6 million, and integration and other costs related to the Fisons acquisition of $22.9 million.

  Pro forma operating income for the year ended December 31, 1994 includes charges of $259.3 million recorded by Fisons in connection with the restructuring of its pharmaceutical operations and charges of $121.2 million for an RPR global restructuring plan.

  Pro forma net income (loss) from continuing operations before nonrecurring charges excludes a $133.4 million pretax gain on Fisons' sale of the greater portion of its research and development operations in the second quarter of 1995. Research and development expenses associated with the activities sold approximating $23.9 million are also excluded from the 1995 pro forma results. Pro forma net income (loss) from continuing operations before nonrecurring charges also excludes one-time charges related to the Company's investments in AIS, including acquired research and development expense and the reassessment of call option values, totaling $13.0 million and $31.4 million in 1995 and 1994, respectively.

NOTE 7. RESTRUCTURING CHARGES

  In 1995, the Company recorded a $60.0 million pretax charge related to the restructuring of RPR operations as a direct result of the Fisons acquisition. As part of the Fisons purchase price allocation, the Company also recorded a $100.0 million liability for the restructuring of Fisons operations. The combined $160.0 million liability represented expected cash outlays, principally severance-related, associated with eliminating positions primarily in the marketing, administrative and manufacturing functions. As of December 31, 1996, workforce reductions approximated 1,900 positions, many of which were based in the U.S. and the U.K. although other locations were also affected.

  A rollforward of the remaining 1995 restructuring provision from January 1, 1996 is as follows:

                                    TRANSLATION
               JANUARY 1,           ADJUSTMENTS/ DECEMBER 31,
                  1996    PAYMENTS     OTHER         1996
               ---------- --------  ------------ ------------
                           (DOLLARS IN MILLIONS)
Social costs     $148.5   $ (99.3)     $(8.0)       $41.2
Third parties      11.5     (17.0)       5.5          --
                 ------   -------      -----        -----
  Total          $160.0   $(116.3)     $(2.5)       $41.2
                 ======   =======      =====        =====

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  In 1994, the Company recorded a $121.2 million pretax charge in connection with a global restructuring plan that was substantially completed in 1995. Workforce reductions approximated 1,100 positions and were primarily from manufacturing, sales/marketing and administrative functions in North America and in France, although other locations in Europe and elsewhere were also affected. At December 31, 1996, the remaining reserve was $11.3 million representing outstanding social costs. Total cash outlays related to the plan through December 31, 1996 totaled $89.2 million, with outlays of $7.5 million in 1996, $47.6 million in 1995 and $34.1 million in 1994. Asset writeoffs in conjunction with certain production facilities totaled $26.9 million, of which $7.5 million and $19.4 million were recorded in 1995 and 1994, respectively.

NOTE 8. GAIN ON SALES OF ASSETS

  In 1996, the Company recorded a pretax gain of $81.5 million on the sale of certain nonstrategic European self-medication product rights and inventories to Hoffmann-La Roche. The Company also recorded pretax gains on the sales of a nonstrategic product in France and its Belgium over-the-counter business totaling $29.2 million.

  In 1995, the Company recorded pretax gains of $49.5 million on sales of assets, principally the transfer of the Company's Canadian over-the-counter business to Ciba Geigy Ltd. ("Ciba"), and the sale of certain European product rights. In 1994, similar gains, including the gain on the sale of certain assets related to the Company's U.S. over-the-counter business to Ciba, totaled $46.2 million. Under terms of the U.S. transfer agreement with Ciba, the Company received a one-time payment totaling $178.0 million which included a prepaid royalty of $24.0 million for the year 1995. Additional royalties of $24.0 million are expected per year for six years. At the end of the seven-year period, Ciba has the option to purchase the U.S. product intellectual property assets for approximately $143.0 million.

NOTE 9. OTHER (INCOME) EXPENSE, NET

                                       1996     1995    1994
                                      -------  ------- -------
                                      (DOLLARS IN MILLIONS)
(Income) losses of equity affiliates  $ (83.0) $ 44.4  $ 46.5
Minority interest                         8.7     4.9     3.3
Foreign exchange (gains) losses          (3.5)   (4.7)   10.5
Other, net                              (11.3)   21.3    23.6
                                      -------  ------  ------
Other (income) expense, net           $ (89.1) $ 65.9  $ 83.9
                                      =======  ======  ======

  (Income) losses of equity affiliates in 1996 principally represented the Company's interest in the Centeon joint venture (see Note 5). Equity losses associated with AIS prior to the Company's 1995 acquisition of AIS' remaining outstanding shares totaled $38.3 million in 1995 and $28.6 million in 1994, including acquired research and development of $13.0 million and $11.0 million, respectively.

  Other, net for 1996 included gains on sales of nonstrategic cost investments and increased provisions for anti-hemophilic factor litigation. Other, net for 1995 and 1994 included charges of $25.4 million and $30.6 million, respectively, related to the reassessment of the carrying value of certain assets including those associated with the Company's prior investment in The Immune Response Corporation (1995) and AIS call options (1994).

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 10. EARNINGS PER SHARE

  Earnings per common share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding. For purposes of earnings per share calculations, net income available to common shareholders in 1995 and 1994 was adjusted for the pro forma effects of interest on indebtedness and preferred dividends relative to the acquisitions of businesses from RP totaling $1.6 million and $9.1 million, respectively. The weighted average number of shares used to compute primary earnings per common share was 135,790,590, 134,228,677 and 135,254,692 for the years 1996, 1995 and 1994, respectively. Common share equivalents in the form of stock options were excluded from the calculation as their dilutive effect was not material.

NOTE 11. INVENTORIES

                                                      1996       1995
                                                    ---------- ----------
                                                     (DOLLARS IN MILLIONS)
Finished goods                                      $    376.9 $    346.2
Work in process                                          159.8      140.6
Raw materials and supplies                               264.0      278.8
                                                    ---------- ----------
Inventories                                         $    800.7 $    765.6
                                                    ========== ==========

NOTE 12. PROPERTY, PLANT AND EQUIPMENT, NET

                                                       1996       1995
                                                    ---------- ----------
                                                    (DOLLARS IN MILLIONS)
Land                                                $     76.3 $     62.2
Buildings                                                839.7      880.0
Machinery and equipment                                1,731.7    1,604.0
Construction in progress                                 339.3      330.3
                                                    ---------- ----------
                                                       2,987.0    2,876.5
Less accumulated depreciation                          1,461.1    1,255.5
                                                    ---------- ----------
Property, plant and equipment, net                  $  1,525.9 $  1,621.0
                                                    ========== ==========

  The Company incurred $217.6 million and $109.9 million in interest cost in 1996 and 1995, respectively, of which $4.9 million and $4.7 million, respectively, was capitalized as part of the cost of additions to property, plant and equipment.

NOTE 13. DEBT

  Short-term debt consisted of the following:

                                                       1996       1995
                                                    ---------- ----------
                                                    (DOLLARS IN MILLIONS)
Notes payable to banks                              $     89.3 $    354.7
Current portion of long-term debt                         30.6       29.5
                                                    ---------- ----------
Short-term debt                                     $    119.9 $    384.2
                                                    ========== ==========
Notes payable to Rhone-Poulenc S.A. and affiliates  $      6.8 $    127.6
                                                    ========== ==========

  The weighted average interest rate of total outstanding short-term debt was 10.8% at December 31, 1996 (1995: 7.9%).

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  Long-term debt, net of current portion, consisted of the following:

                                                             1996       1995
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
Notes payable at variable rates averaging 5.2% and 5.9%
 at 1996 and 1995 year-end, respectively (expected to be
 refinanced long-term)                                    $  1,940.5 $  1,825.0
9.25% Series A Senior Notes due 2004, with interest pay-
 able quarterly (guaranteed by Rhone-Poulenc S.A.)              48.3       52.7
9.05% Series B Senior Notes due 1997, with interest pay-
 able quarterly (guaranteed by Rhone-Poulenc S.A.)               --         4.3
Notes, mortgages and capitalized lease obligations at
 rates averaging 7.8% (1995: 8.1%)                             283.2      277.0
                                                          ---------- ----------
Long-term debt                                            $  2,272.0 $  2,159.0
                                                          ========== ==========
Notes payable to Rhone-Poulenc S.A. and affiliates at
 rates averaging 3.9% and 6.0% at 1996 and 1995 year-
 end, respectively (expected to be refinanced long-term)  $     39.2 $    500.0
Notes payable to Rhone-Poulenc S.A. and affiliates prin-
 cipally due in 2000 at rates averaging 5.0% (1995:
 8.4%)                                                         213.8       25.4
                                                          ---------- ----------
Notes payable to Rhone-Poulenc S.A. and affiliates        $    253.0 $    525.4
                                                          ========== ==========

  At December 31, 1996, the Company had total committed lines of credit of $2,325.0 million. Of this amount, $1,825.0 million represented multicurrency medium-term facilities with fourteen banks expiring in the year 2000. The additional $500.0 million represented two medium-term credit agreements with Rhone-Poulenc S.A. expiring in 2000 and 2002. Borrowings under these medium-term credit facilities bear interest at the London Interbank Offered Rate ("LIBOR"), plus any applicable margin and commitment fee. At December 31, 1996, borrowings outstanding under the above arrangements totaled $594.7 million. These borrowings plus an additional $1,385.0 million of short-term borrowings were classified as long-term debt at December 31, 1996 as the Company had the ability and intent to refinance these amounts on a long-term basis under the above medium-term facilities. The $1,979.7 million of reclassified borrowings were in various currencies with interest rates as follows: $874.6 million in U.S. Dollars at 5.7%, $140.1 million in French Francs at 3.8%, $714.7 million in German Marks at 5.7%, $145.0 million in Japanese Yen at .7% and $105.3 million in Great British Pounds at 6.3%.

  Amounts available under unused uncommitted lines of credit approximated $991.0 million at December 31, 1996 (1995: $624.0 million).

  The aggregate maturities of all long-term debt at December 31, 1996, including related party debt, were: $30.6 million in 1997, $43.2 million in 1998, $206.1 million in 1999, $2,200.4 million in 2000, $17.7 million in 2001, and $57.6 million thereafter.

  The weighted average interest rate of total debt outstanding at December 31, 1996 was 6.0% (1995: 6.4%).

  Pursuant to the remaining portion of a U.S. shelf registration for $500.0 million, the Company has the ability to issue $325.0 million in public debt securities and/or preferred shares.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 14. LEASE COMMITMENTS

  The Company's capital lease obligations pertain primarily to certain administrative and research facilities. Effective January 1, 1996, the Company leased to Centeon under capital lease arrangements certain buildings, machinery and equipment in the U.S. and France which support production and research and development activities. Related rental income in 1996 totaled $3.6 million.

  The Company occupies certain facilities and leases certain equipment and large-load vehicles under operating lease agreements. In 1992, the Company sold its U.S. corporate offices and research facility to a third party and leased it back for an initial term of thirty years with options to renew for a longer period. The Company also leased the underlying land to the third party for sixty years and subleased it back for thirty years with the facility. Related average annual accounting rent is $22.5 million. Rent expense under operating leases was $125.5 million, $104.2 million and $55.0 million in 1996, 1995 and 1994, respectively. Related rental income totaled $55.4 million and $37.7 million in 1996 and 1995, respectively.

  Future minimum lease commitments and lease receivables under all leases with initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 are as follows:

                                    CAPITAL LEASES         OPERATING LEASES
                                ----------------------- -----------------------
                                   LEASE       LEASE       LEASE       LEASE
                                COMMITMENTS RECEIVABLES COMMITMENTS RECEIVABLES
                                ----------- ----------- ----------- -----------
                                             (DOLLARS IN MILLIONS)
1997                               $ 8.2      $  6.9      $123.1       $41.4
1998                                 6.2         6.5        80.0        19.7
1999                                 3.7         6.3        63.6        11.0
2000                                 3.2         5.9        45.5         --
2001                                 3.2         5.7        43.4         --
Thereafter                          15.4        94.5       585.7         --
                                   -----      ------      ------       -----
Minimum lease
 payments/receipts                  39.9       125.8      $941.3       $72.1
                                                          ======       =====
Less imputed interest/unearned
 income                             (8.0)      (66.5)
                                   -----      ------
Present value of minimum lease
 payments
 (current--$6.6, noncurrent--
 $25.3)                            $31.9
                                   =====
Net investment in capital
 leases
 (current--$2.9, non-current--
 $56.4)                                       $ 59.3
                                              ======

NOTE 15. INCOME TAXES

  The components of income before income taxes are:

                                                       1996    1995    1994
                                                     ------- ------- -------
                                                     (DOLLARS IN MILLIONS)
United States                                        $  23.5 $ 241.3 $ 241.0
Non-U.S.                                               666.9   296.7   271.9
                                                     ------- ------- -------
Income before income taxes                           $ 690.4 $ 538.0 $ 512.9
                                                     ======= ======= =======

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The components of the provision for income taxes are:

                                        1996     1995     1994
                                      -------  -------  -------
                                      (DOLLARS IN MILLIONS)
Current:
  United States                       $  62.0  $  96.9  $ 103.4
  Non-U.S.                              216.0    100.4    109.9
                                      -------  -------  -------
                                        278.0    197.3    213.3
                                      -------  -------  -------
Deferred:
  United States                         (89.0)   (22.6)   (51.7)
  Non-U.S.                               27.9      6.8    (15.8)
                                      -------  -------  -------
                                        (61.1)   (15.8)   (67.5)
                                      -------  -------  -------
Provision for income taxes            $ 216.9  $ 181.5  $ 145.8
                                      =======  =======  =======

  Deferred income taxes are provided for temporary differences between book and tax bases of the Company's assets and liabilities. Temporary differences giving rise to a significant portion of the deferred tax assets and liabilities at December 31 are:

                                             1996        1995
                                          ----------  ----------
                                          (DOLLARS IN MILLIONS)
Assets (liabilities):
  Depreciation and amortization           $   (231.7) $   (328.2)
  Intercompany profit in ending inventory       81.8        60.8
  Net operating loss carryforwards              64.0        57.5
  Pension                                       42.1        69.2
  Tax credit carryforwards                      38.6         --
  Deferred royalty income                       37.9         --
  Restructuring                                 27.4        35.8
  Distributable earnings                        (6.6)      (66.9)
  Other, including nondeductible accruals      114.7       188.6
                                          ----------  ----------
                                               168.2        16.8
  Less valuation allowance                      (5.1)      (91.9)
                                          ----------  ----------
  Deferred income taxes, net              $    163.1  $    (75.1)
                                          ==========  ==========

  The portion of the above net deferred tax assets (liabilities) classified as current was $278.7 million and $211.1 million at December 31, 1996 and 1995, respectively. At December 31, 1996, total deferred tax assets were $585.0 million and total deferred tax liabilities were $416.8 million before netting. At December 31, 1995, similar temporary differences gave rise to total deferred tax assets of $587.0 million and total deferred tax liabilities of $570.2 million. The decrease in the valuation allowance in 1996 was primarily Fisons-related and was accordingly reflected as a reduction in goodwill.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The differences between the U.S. statutory income tax rate and the Company's effective income tax rate are:

                                       1996   1995   1994
                                      ------ ------ ------
                                       (PERCENT OF INCOME
                                      BEFORE INCOME TAXES)
U.S. statutory income tax rate         35.0%  35.0%  35.0%
Puerto Rico operations                 (2.8)  (3.1)  (5.0)
Non-U.S. tax rate differential          1.4   (2.2)  (1.8)
Research and development tax credits   (0.8)  (1.0)  (1.4)
Acquired research and development        --    2.8     --
Other, net                             (1.4)   2.2    1.6
                                      ------ ------ ------
Effective income tax rate              31.4%  33.7%  28.4%
                                      ====== ====== ======

  The Company has subsidiaries in Ireland, Puerto Rico and Singapore, where earnings are either exempt or substantially exempt from income taxes under local government incentive programs, the latest of which expires in the year 2010.

  The Company has net operating loss carryforwards of $180.7 million for tax return purposes which expire principally through the years 1997 to 2011.

  The Company's U.S. income tax returns have been examined and settled with the Internal Revenue Service through 1989. The Company believes that potential adjustments from any open years would not have a material impact on the Company's financial position or results of operations.

  At December 31, 1996, unremitted earnings of subsidiaries which are intended to be indefinitely reinvested and, accordingly, for which no additional U.S. income taxes or foreign withholding taxes have been provided totaled $832.0 million. It would not be practical to compute the estimated deferred tax liability on these earnings.

NOTE 16. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

 PENSIONS

  The Company has several defined benefit pension plans which cover a majority of its employees throughout the world. In the United States, the Company's funding policy is to contribute funds to a trust as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution may not be made in a particular year. Obligations under non-U.S. plans are systematically provided by depositing funds with trustees, under insurance policies or through book reserves.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The funded status of the Company's plans at December 31 was as follows:

                                     1996                         1995
                          --------------------------- ----------------------------
                           PLANS WHOSE   PLANS WHOSE   PLANS WHOSE    PLANS WHOSE
                          ASSETS EXCEED  ACCUMULATED   ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS      ACCUMULATED     BENEFITS
                            BENEFITS    EXCEED ASSETS    BENEFITS    EXCEED ASSETS
                          ------------- ------------- -------------- -------------
                                           (DOLLARS IN MILLIONS)
Vested benefit obliga-
 tions                       $(676.0)      $(449.7)      $(716.5)       $(428.6)
Nonvested benefits              (3.6)        (90.7)         (3.5)         (87.8)
                             -------       -------       -------        -------
Accumulated benefit ob-
 ligation                     (679.6)       (540.4)       (720.0)        (516.4)
Projected future salary
 increases                     (25.6)        (76.0)         (6.8)         (65.5)
                             -------       -------       -------        -------
Projected benefit obli-
 gation                       (705.2)       (616.4)       (726.8)        (581.9)
Fair value of plan
 assets (invested
 primarily in equities
 and bonds)                    895.8         226.2         782.0          184.3
                             -------       -------       -------        -------
Plan assets in excess of
 (less than) projected
 benefit obligation            190.6        (390.2)         55.2         (397.6)
Unrecognized net
 transition (asset)
 liability                        .2           5.5           (.8)           2.5
Unrecognized net (gain)
 loss                          (43.6)         67.2         (27.1)          86.6
Unrecognized prior serv-
 ice cost                       17.4           3.9          20.1           (3.8)
Adjustment required to
 recognize minimum
 liability                       --          (66.3)          --           (63.5)
                             -------       -------       -------        -------
Prepaid (accrued) pen-
 sion cost                   $ 164.6       $(379.9)      $  47.4        $(375.8)
                             =======       =======       =======        =======

  The accumulated benefit obligation of U.S. plans included in the above table was $190.0 million in 1996 and $186.1 million in 1995. U.S. plan assets were $201.1 million and $165.4 million at December 31, 1996 and 1995, respectively. Of the net accrued pension cost, $356.6 million and $359.4 million are included in other noncurrent liabilities in 1996 and 1995, respectively.

  The following items were the components of net periodic pension cost for the years ended December 31:

                                                        1996     1995    1994
                                                       -------  ------  ------
                                                       (DOLLARS IN MILLIONS)
Service cost                                           $  26.4  $ 21.3  $ 19.5
Interest cost                                             98.6    56.7    46.2
Actual return on plan assets                            (102.1)  (39.7)  (26.6)
Amortization and deferral                                 17.9     8.2     5.7
                                                       -------  ------  ------
Net periodic pension cost                              $  40.8  $ 46.5  $ 44.8
                                                       =======  ======  ======

  Net periodic pension cost for U.S. plans included in the above amounts was $6.7 million, $9.0 million and $12.2 million for 1996, 1995 and 1994, respectively.

  The following weighted average assumptions, which are based on the economic environment of each applicable country, were used to determine the return on plan assets and benefit obligations:

                                                                1996 1995 1994
                                                                ---- ---- ----
Discount rate                                                   8.2% 8.1% 7.9%
Expected return on plan assets                                  9.4% 9.1% 9.6%
Rate of future compensation increases                           4.3% 4.7% 3.8%

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  For U.S. plans, the discount rate was 7.75% in 1996 and 1995 and 8.5% in 1994. The expected return on plan assets of 9.5% remained constant from 1994 through 1996. The rate of future compensation increases of 4.5% remained constant from 1994 through 1996.

 SAVINGS PLANS

  The Company sponsors defined contribution savings plans covering substantially all U.S. employees. Company contributions to the plans may not exceed three thousand dollars per employee. Amounts charged to expense were $5.9 million, $7.1 million and $7.3 million in 1996, 1995 and 1994, respectively.

 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  In the United States, the Company grants retirees access to its medical, prescription and life insurance programs for a premium targeted to equal the cost of such benefits. The Company's non-U.S. affiliates generally contribute to government insurance programs during the employees' careers and do not sponsor additional postretirement programs.

 POSTEMPLOYMENT BENEFITS

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The new standard did not materially affect the Company's financial position or results of operations.

NOTE 17. STOCK PLANS

  Stock options and restricted shares have been granted to employees under plans approved by the shareholders in 1982 and 1985, as amended and restated in 1988 and 1990 ("the Stock Plan"). The aggregate number of shares originally available for issuance or transfer to employees under these plans was 7,000,000. Option prices are equal to the fair market value of the shares on the date of grant. Options are exercisable during a period determined by the Company, but in no event later than ten years from the date granted. Shares issued under a restricted grant may not be sold or otherwise disposed of for a period designated by the Company. Restricted shares are returned to the Company if the grantee's employment terminates during the period of restriction. During the restriction period, the grantee is entitled to vote the shares and receive any dividends paid. Effective January 1, 1993, the Company substantially curtailed the granting of restricted shares to employees. The Stock Plan, as amended and restated, permits the Company to grant stock appreciation rights in tandem with stock options. As of December 31, 1996, no such rights have been granted. The Equity Compensation Plan adopted in 1990 supplements the Stock Plan by providing for an additional 6,000,000 shares that may be issued to participants after all shares authorized pursuant to the terms of the Stock Plan have been utilized. The terms of the Equity Compensation Plan are substantially the same as those of the Stock Plan. The 1995 Equity Compensation Plan further supplements the Stock Plan by providing for an additional 5,000,000 shares. The terms of the 1995 Equity Compensation Plan are substantially the same as those of the Stock Plan and the Equity Compensation Plan.

  The Company applies Accounting Principles Board Opinion 25 ("APB 25") in accounting for its fixed stock option plans. Under the intrinsic value method prescribed by APB 25, no compensation expense has been recorded by the Company in the periods reported. Had compensation expense for awards made in 1996 and 1995 from these plans been determined under the fair value method of

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31
                                                        -----------------------
                                                          1996        1995
                                                        ----------- -----------
                                                        (DOLLARS IN MILLIONS,
                                                       EXCEPT PER SHARE DATA)
Net income                                              $     421.3 $     334.0
Primary earnings per common share                       $      3.10 $      2.48

  The Company used the Black-Scholes pricing model to determine the fair value of stock options granted in 1996 and 1995 using the following assumptions: expected life of the option ranging from 5 to 6 years and expected forfeiture rate ranging from 12.8% to 17.9% depending on the job grade classification; expected stock price volatility of 22.2%; expected dividend rate of 2.5%; and risk-free interest rate ranging from 5.6% to 5.9% in 1996 and 7.0% to 7.1% in 1995 depending on expected life of the option. The impact of applying SFAS No. 123 in this pro forma disclosure is not indicative of the impact on future years' reported net income because SFAS No. 123 does not apply to stock options granted prior to 1995, the Company's stock options vest over three years, and additional stock options awards are anticipated in future years.

  A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994 and changes during the years then ended is presented below:

                                   1996                    1995                    1994
                         ------------------------ ----------------------- -----------------------
                                        WEIGHTED                 WEIGHTED                WEIGHTED
                                         AVERAGE                 AVERAGE                 AVERAGE
                             SHARES     EXERCISE      SHARES     EXERCISE     SHARES     EXERCISE
                         (IN THOUSANDS)   PRICE   (IN THOUSANDS)  PRICE   (IN THOUSANDS)  PRICE
                         -------------- --------- -------------- -------- -------------- --------
Options outstanding at
 January 1                       7,991   $42.14           7,147   $42.06          5,815    N/A
Additions (deductions):
 Granted                         1,414    61.56           1,702    40.74          1,898    N/A
 Exercised                      (2,108)   37.07            (433)   32.60           (116)   N/A
 Canceled                         (431)   50.44            (425)   44.26           (450)   N/A
                          ------------             ------------            ------------
Options outstanding at
 December 31                     6,866    47.03           7,991    42.14          7,147    N/A
                          ============             ============            ============
Options exercisable at
 December 31                     4,382    44.98           4,693    41.26          3,443    N/A
                          ============             ============            ============
Weighted average fair
 value of options
 granted during the
 year                           $15.38                   $10.89                     N/A
                          ============             ============            ============
Shares reserved for fu-
 ture grants                     5,564                    6,551                   2,862
                          ============             ============            ============
Price range of options
 exercised during the
 year                     $4.67-$63.00             $4.67-$46.38            $8.24-$30.18
                          ============             ============            ============
Price range of options
 outstanding                                       $4.67-$64.00            $4.67-$64.00
                                                   ============            ============
Price range of options
 exercisable                                       $4.67-$64.00            $4.67-$64.00
                                                   ============            ============

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding and stock options exercisable at December 31, 1996:

                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                 ------------------------------------------------ -------------------------------
                                WEIGHTED AVERAGE
   RANGE OF          SHARES        REMAINING     WEIGHTED AVERAGE     SHARES     WEIGHTED AVERAGE
EXERCISE PRICES  (IN THOUSANDS) CONTRACTUAL LIFE  EXERCISE PRICE  (IN THOUSANDS)  EXERCISE PRICE
---------------  -------------- ---------------- ---------------- -------------- ----------------
$ 8.24-$14.61           68         1.8 years          $12.38             68           $12.38
$30.13-$38.75        1,549         6.2 years          $33.85          1,173           $33.45
$40.00-$49.25        2,991         6.8 years          $42.12          2,035           $42.80
$52.38-$55.50           31         5.5 years          $55.36             31           $55.36
$60.25-$67.38        2,227         7.6 years          $63.73          1,075           $63.46
                     -----                                            -----
$ 8.24-$67.38        6,866         6.9 years          $47.03          4,382           $44.98
                     =====                                            =====

NOTE 18. SHAREHOLDERS' EQUITY

                           MARKET     MONEY            COMMON  CAPITAL IN
                           AUCTION   MARKET   CAPITAL STOCK AT EXCESS OF            EMPLOYEE   CUMULATIVE
                          PREFERRED PREFERRED EQUITY   STATED    STATED   RETAINED  BENEFITS  TRANSLATION
                           SHARES     STOCK    NOTES   VALUE     VALUE    EARNINGS   TRUST     ADJUSTMENTS
                          --------- --------- ------- -------- ---------- --------  --------  ------------
                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Balance, December 31,
 1993                      $ 225.0   $175.0   $  --    $139.0   $ 290.0   $1,207.3  $ (75.8)    $(139.3)
Net income--1994               --       --       --       --        --       367.1      --          --
Cash dividends, $1.12
 per common share              --       --       --       --        --      (151.5)     --          --
Dividends on preferred
 shares                        --       --       --       --        --       (19.2)     --          --
Capital contributions
 from Rhone-Poulenc
 S.A.                          --       --       --       --      107.1        --       --          --
Shares repurchased for
 Employee Benefits Trust       --       --       --       --        --         --    (109.9)        --
Issuance of shares under
 employee benefit plans        --       --       --        .1      15.1        --       --          --
Translation adjustments,
 including hedging             --       --       --       --        --         --       --         80.4
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1994                        225.0    175.0      --     139.1     412.2    1,403.7   (185.7)      (58.9)
Net income--1995               --       --       --       --        --       356.5      --          --
Cash dividends, $1.20
 per common share              --       --       --       --        --      (161.2)     --          --
Dividends on preferred
 shares                        --       --       --       --        --       (18.7)     --          --
Redemption of Market
 Auction Preferred
 Shares                     (225.0)     --       --       --        --         --       --          --
Issuance of capital
 equity notes to Rhone-
 Poulenc S.A.                  --       --     500.0      --        --         --       --          --
Adjustment of capital
 contributions for
 acquisition liabilities       --       --       --       --     (273.2)       --       --          --
Issuance of shares under
 employee benefit plans        --       --       --        .4      14.2        --       --          --
Translation adjustments,
 including hedging             --       --       --       --        --         --       --         53.8
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1995                          --     175.0    500.0    139.5     153.2    1,580.3   (185.7)       (5.1)
Net income--1996               --       --       --       --        --       473.5      --          --
Cash dividends, $1.26
 per common share              --       --       --       --        --      (171.1)     --          --
Dividends on preferred
 shares                        --       --       --       --        --        (9.6)     --          --
Remuneration on capital
 equity notes                  --       --       --       --        --       (35.2)     --          --
Issuance of shares under
 employee benefit plans        --       --       --       2.1      81.6        --       --          --
Translation adjustments,
 including hedging             --       --       --       --        --         --       --        (48.7)
                           -------   ------   ------   ------   -------   --------  -------     -------
Balance, December 31,
 1996                      $   --    $175.0   $500.0   $141.6   $ 234.8   $1,837.9  $(185.7)    $ (53.8)
                           =======   ======   ======   ======   =======   ========  =======     =======

  The Company has outstanding $175.0 million of money market preferred stock issued in three series consisting of 750 shares, 500 shares and 500 shares, respectively. The initial dividend period for all series commenced on August 1, 1993 at initial dividend rates of 4.7% per annum for a two-year period for Series 1; 5.125% per annum for a three-year period for Series 2; and 5.84% per annum for a five-year period for Series 3. After expiration of the initial dividend periods, dividends are

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES determined at separate auctions for each series. The average dividend rate in 1996 on Series 1 stock was 5.21% per annum (1995: 5.11%) and on Series 2 stock was 5.20% per annum. The money market preferred stock ranks prior to common shares of the Company as to dividends. Holders have no voting rights except in the event that preferred dividends are in arrears for at least 180 consecutive days. In such event, the authorized number of the Company's Board of Directors would be increased by two and the holders of record of the preferred shares may elect these additional directors. The preferred stock is not convertible into common stock or other shares of the Company and holders thereof have no preemptive rights. Upon the liquidation, dissolution, or winding up of the Company, or upon redemption of the preferred stock at the Company's option, holders would be entitled to a liquidation preference of $100,000 per share plus any accumulated and unpaid dividends thereon.

  In 1995, the Company redeemed its remaining outstanding Market Auction Preferred Shares ("MAPS") Series A, C and D for $225.0 million plus accrued dividends. Dividend rates, determined at separate auctions for each series, averaged 5.98% during 1995 (1994: 4.63%).

  In December 1995, the Company issued $500.0 million of undated capital equity notes to Rhone-Poulenc S.A. The notes have a liquidation preference that ranks senior to all RPR common stock, but junior to all existing and future RPR preferred stock. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin. If the Company is unable to meet statutory standards for dividend payments on outstanding common or preferred stock, the Company may satisfy the equity note remuneration requirements with the issuance of additional capital equity notes ("remuneration notes"). Terms of the remuneration notes would be similar to the equity notes except for a higher rate of remuneration. The capital equity notes are redeemable only at the Company's option, but not earlier than five years after issuance, subject to certain exceptions.

  At December 31, 1996 and 1995, there were 2,676,800 preferred shares without par value authorized and unissued.

  In 1996, the Company increased the number of authorized common shares to 600,000,000. In 1994, the Company completed the open market repurchase of five million of its common shares as authorized by the Board of Directors in March 1993 with the acquisition of 3.1 million shares at a cost of $109.9 million. These shares are being held in an Employee Benefits Trust to fund future benefits in the United States.

  In 1995, the Company acquired Cooper and a pharmaceutical business in Brazil from Rhone-Poulenc S.A. For accounting purposes, the acquisitions of these entities under common control were treated on an "as-if pooling" basis and, accordingly, the Company restated its 1994 results to include the accounts of Cooper and the Brazilian business as of April 1, 1994 and January 1, 1994, respectively. The assets and liabilities of the acquired businesses were recorded by the Company at the carrying values used by RP as of the restatement dates and the value of net assets acquired was reflected in the 1994 capital in excess of stated value account as a capital contribution from RP. The Company subsequently reduced capital in excess of stated value to reflect the purchase obligations related to the acquisition transactions of approximately $273.2 million.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

NOTE 19. FINANCIAL INSTRUMENTS

  The Company's financial instruments consisted of the following:

                                   DECEMBER 31, 1996      DECEMBER 31, 1995
                                  ---------------------  ---------------------
                                  CARRYING      FAIR     CARRYING      FAIR
                                   AMOUNT       VALUE     AMOUNT       VALUE
                                  ---------   ---------  ---------   ---------
                                      [ASSET (LIABILITY) IN MILLIONS]
Cash and cash equivalents         $   100.6   $   100.6  $   115.4   $   115.4
Cash pooling arrangements with
 RP                                     3.2         3.2       16.0        16.0
Time deposits, generally matur-
 ing within 1-5 years                 146.4       146.4       83.0        83.0
Cost investments:
  Practical to estimate                18.0        29.8        9.0        13.6
  Not practical to estimate            14.2         N/A       19.9         N/A
Other investments, including re-
 stricted cash                         85.2        89.4      112.6       118.7
Long-term debt                     (2,555.6)   (2,561.2)  (2,713.9)   (2,722.7)
Foreign currency exchange con-
 tracts                                10.4 *      10.4       (7.6)*      (7.6)
Interest swap arrangements            (23.7)*     (42.0)      (3.7)*      (3.8)

--------
* The carrying amount represents the net unrealized gain (loss) or net interest receivable (payable) associated with the contracts at the end of the period.

  None of the Company's financial instruments are held for trading purposes.

 FAIR VALUE

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash, cash equivalents and cash pooling arrangements with RP

  The carrying amount approximates the fair value due to the short-term maturity of these instruments.

 Time deposits

  The carrying amount approximates the fair value due to the variable rate nature of the long-term deposits.

 Cost and other investments

  For those investments for which it was practical, fair value was estimated using quoted or best estimates of market prices or pricing models. An estimate of fair market value could not be reasonably made for certain cost investments for which there are no quoted market prices.

 Long-term debt

  The majority of the Company's long-term debt is at variable rates of interest and, therefore, the Company believes that the carrying amount approximates fair value. For long-term debt at fixed interest rates, fair value was determined by discounting future cash flows based on interest rates currently available to the Company for debt with similar terms and maturities.

 Foreign currency exchange contracts

  The fair value of foreign currency exchange contracts was estimated by valuing the contracts at current exchange rates.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 Interest swap arrangements

  The fair value of interest swap arrangements reflects the amount at which they could be settled based on bank pricing models.

 CREDIT RISK

  The Company places its cash investments and time deposits with credit-worthy, high quality financial institutions and, by policy, limits the amount of credit exposure to any one institution. The Company therefore does not anticipate nonperformance by any of the counterparties to these financial instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to a large customer base in a wide geographic area.

  Foreign currency exchange contracts do not expose the Company to accounting risk due to exchange rate movements as gains and losses on the contracts offset gains and losses on the transactions being hedged. Management believes that the risk of incurring losses on these contracts due to default by the counterparty is remote as the contracts are entered into with major financial institutions.

  Interest swap arrangements do not involve exchanges of underlying principal amounts, therefore the Company's exposure to credit loss is significantly less than the notional amounts of the contracts. Management believes that the risk of incurring losses due to default by the counterparty is remote as the arrangements are entered into with major financial institutions.

 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  NET INVESTMENT HEDGES

  Unhedged net investment positions fluctuate with currency movements with corresponding translation adjustments recorded in shareholders' equity. The Company may utilize foreign currency arrangements, including foreign currency exchange contracts and foreign currency-denominated borrowings, to limit the exposure of its net investments in foreign subsidiaries to currency fluctuations and limit the volatility of reported equity. Gains and losses from these arrangements, which are designated as hedges of the Company's net foreign investments, are recorded as translation adjustments in shareholders' equity and offset the gains and losses on the related net investments. For the year ended December 31, 1996, the increase in shareholders' equity, net of tax effects, associated with net investment hedging arrangements totaled $16.8 million (1995: reduction of $5.2 million).

  In determining which, if any, net investment positions to hedge, the Company considers such factors as the magnitude of the exposed position and the cost of financing the hedging instruments. The Company's significant net foreign investment positions at December 31, 1996 included the Great British Pound ("GBP"), French Franc, German Mark and Japanese Yen. Throughout the year, the Company hedged a portion of these net investment exposures utilizing foreign currency exchange contracts and foreign currency-denominated borrowings. At December 31, 1996, the Company was party to foreign currency exchange contracts to sell French Francs with notional amounts totaling FF431.4 million ($82.4 million). These contracts matured in the first quarter of 1997. The Company also had certain variable-rate foreign currency-denominated borrowings outstanding in the U.S. including FF499.3 million ($95.3 million) and
(Yen)15,147 million ($130.1 million). The Company had no net investment hedging instruments outstanding at December 31, 1995.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  FOREIGN CURRENCY TRANSACTION HEDGES

  The Company enters into foreign currency exchange contracts to minimize exposure of foreign currency transactions (such as export sales, raw materials purchases, and short-term intercompany financings) and firm commitments to fluctuating exchange rates. Gains or losses from these contracts are recognized in the basis of the transaction being hedged. Cash flows from these contracts are classified in the same category as the hedged transactions.

  The Company's principal net transactional exposures by major currency before the effects of foreign currency exchange contracts were as follows:

                                     DECEMBER 31, 1996     DECEMBER 31, 1995
                                    --------------------- ---------------------
                                     LOCAL    U.S. DOLLAR  LOCAL    U.S. DOLLAR
                                    CURRENCY  EQUIVALENT  CURRENCY  EQUIVALENT
                                    --------  ----------- --------  -----------
                                         [ASSET (LIABILITY) IN MILLIONS]
U.S. dollars*                           619      $ 619        139      $ 139
FF                                      506         97       (332)       (68)
GBP                                    (318)      (540)      (158)      (246)
DEM                                     (77)       (50)        73         51
All other (generally less than $45
  million)                          various        (15)   various         82
                                                 -----                 -----
    Total                                        $ 111                 $ (42)
                                                 =====                 =====

--------
* Represents U.S. dollar-denominated transactions of affiliates with functional currencies other than the U.S. dollar.

  The Company's policy is to hedge substantially all of its foreign currency transactional exposures. At December 31, 1996, the Company had entered into multiple forward contracts maturing in the first quarter of 1997 to buy and sell various currencies with notional amounts totaling $819.8 million and $936.9 million, respectively. Similar contracts which matured in the first quarter of 1996 totaled $478.3 million and $445.7 million, respectively, at December 31, 1995. At the acquisition date, Fisons had certain foreign currency exchange contracts in place that were speculative in nature to sell various currencies totaling $238.0 million. These contracts were effectively closed out at December 31, 1995 through the purchase of opposite contracts and the $9.2 million cost of settlement was fully accrued. The contracts were settled in 1996.

  As the Company conducts a significant portion of its operations outside the U.S., it is exposed to the impact of foreign exchange fluctuations on the U.S. dollar value of reported earnings. To manage this exposure, the Company may hedge a portion of its non-U.S.-based forecasted quarterly pretax earnings utilizing foreign currency exchange contracts. The portion of earnings that the Company hedges is based on a cost-benefit assessment which considers naturally offsetting exposures and the cost of hedging instruments. Such foreign currency exchange contracts are marked to market in other (income) expense, net. For the periods reported, the net gains/losses on these contracts were not significant due principally to the general stability vis-a-vis the U.S. dollar of the currencies hedged. Cash flows associated with the contracts are reported as part of cash flows from operating activities. There were no related contracts outstanding at December 31, 1996 and 1995.

  As part of the treasury services the Company performs for Centeon, at December 31, 1996, the Company had outstanding certain foreign currency exchange contracts to which Centeon was the counterparty. The notional amounts of these contracts to buy and sell various foreign currencies totaled $19.9 million and $7.2 million, respectively. The contracts, which expired in January 1997, reflected rates that were established on an arms-length basis; the related carrying values at December 31, 1996 was not significant.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  INTEREST SWAP ARRANGEMENTS

  The Company enters into interest rate swap contracts to manage its exposures to movements in interest rates and minimize its overall cost of borrowings. The net receivable or payable under the interest rate swaps is recognized as an adjustment to interest expense over the life of the underlying contracts. In 1996 and 1995, the Company was party to contracts to convert certain floating rate obligations into fixed rate instruments and contracts to convert certain fixed rate debt into floating rate debt as determined by the interest rate environment of the currency in which the underlying obligation was denominated. The Company's weighted average interest rate for the year ended December 31, 1996 was reduced by 8 basis points or approximately $2.3 million (1995: 6 basis points or $.5 million; 1994: 17 basis points or $1.3 million) as a result of interest rate swap contracts.

  In 1996, the Company initiated a long-term GBP-denominated intercompany loan from a U.S. subsidiary to a U.K. subsidiary totaling GBP 544.9 million ($850.0 million). The foreign exchange on the loan is recorded as a translation adjustment in shareholders' equity in accordance with SFAS No. 52 and resulted in an increase in shareholders' equity approximating $66.7 million in 1996. Interest on the intercompany loan is paid in GBP based on one-year LIBOR. With respect to the transaction, the Company entered into certain five-year arrangements ("dual currency swaps") with several banks whereby the U.S. subsidiary pays the banks GBP at rates based on one-year LIBOR times specified GBP principal amounts equal in total to the intercompany loan. The subsidiary receives from the banks U.S. dollars at rates based on one-month LIBOR plus a margin. There is no exchange of underlying principal. The interest income/expense differential is recorded as an adjustment to interest expense and was not significant in 1996.

  Interest rate swap arrangements outstanding at December 31, 1996 were as follows:

 NOTIONAL  U.S. DOLLAR FIXED OR CARRYING FAIR MARKET
  AMOUNT   EQUIVALENT  VARIABLE  AMOUNT     VALUE        TERM              AVERAGE RATE
 --------  ----------- -------- -------- ----------- -----------   -----------------------------
                                 [RECEIVABLE (PAYABLE) IN MILLIONS]
 INTEREST RATE SWAPS*:
 $300         $300     Fixed     $ (0.1)   $ (3.8)   11/95-11/00   Pay 5.81%;
                                                                   Receive 3-month LIBOR (5.55%)
 (Yen)3000      26     Fixed       (0.1)     (0.4)    4/95- 4/98   Pay 2.01%;
                                                                   Receive 3-month LIBOR (5.91%)
 GBP100        170     Variable     1.4       2.5     3/96- 1/99   Pay 6-month LIBOR (6.0%);
                                                                   Receive 7.3%
 DUAL CURRENCY SWAPS:
 GBP545       $843     N/A       $(24.9)   $(40.3)    8/96- 7/01   Pay 1-year LIBOR (6.34%);
                                                                   Receive 1-month LIBOR (6.38%)

--------
*The Company was party to similar interest rate swap contracts at December 31, 1995.

NOTE 20. INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREA

  The Company is primarily engaged in the discovery, development, manufacture and marketing of a broad line of pharmaceutical products for human use. Among the Company's principal markets are France, currently the Company's largest market presence, the United States, Germany, the United Kingdom and Italy. The Company also has an expanding presence in Japan and South American countries. The Company has twelve pharmaceutical plants in France, two in the U.S., nine in Other Europe and twenty-four in the Rest of World region.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

  The principal markets in which the Company conducts its business are subject to various governmental regulations with respect to the approval, manufacture and marketing of pharmaceutical products. In many markets, governments have instituted programs that impact pharmaceutical prices, reimbursement levels or prescription volumes. The nature of these regulations and their effect vary greatly from country to country. It is not possible to predict the extent to which the Company or the pharmaceutical industry might be affected by future legislative or regulatory developments.

  Information about the Company's operations for the years 1996, 1995 and 1994 by geographic area follows. Inter-area affiliated sales are not significant. Corporate loss before income taxes includes corporate administrative expenses, worldwide net interest expense and worldwide (income) losses of equity affiliates.

                                       1996      1995      1994
                                     --------  --------  --------
                                       (DOLLARS IN MILLIONS)
Net sales:
  United States                      $1,280.1  $1,314.2  $1,261.9
  France                              1,794.6   1,819.6   1,506.7
  Other Europe                        1,417.4   1,207.4   1,015.5
  Rest of World                         928.5     800.9     702.5
                                     --------  --------  --------
    Total net sales                  $5,420.6  $5,142.1  $4,486.6
                                     ========  ========  ========
Income before income taxes:
  United States                      $  207.4  $  351.9  $  356.9
  France                                107.2     245.9     172.6
  Other Europe                          372.5     132.0      92.8
  Rest of World                         200.3      62.5      77.6
  Corporate                            (197.0)   (254.3)   (187.0)
                                     --------  --------  --------
    Total income before income taxes $  690.4  $  538.0  $  512.9
                                     ========  ========  ========
Identifiable assets:
  United States                      $1,467.1  $4,232.9  $1,107.2
  France                              2,099.6   1,801.9   1,519.6
  Other Europe                        2,126.8   1,140.4   1,001.7
  Rest of World                       1,142.1     787.4     518.6
  Corporate                           1,932.5   1,024.5     505.2
                                     --------  --------  --------
    Total identifiable assets        $8,768.1  $8,987.1  $4,652.3
                                     ========  ========  ========

  In 1996, U.S. income before income taxes ("IBT") included $97.4 million of charges related to the reassessment of certain intangibles and fixed asset carrying values associated with the ex-vivo cell processing initiatives of AIS. France IBT included $23.2 million of gains on the sale of nonstrategic assets. Other Europe IBT included $87.5 million of gains on the sales of nonstrategic assets including certain self-medication product rights. Corporate IBT reflected income from equity affiliates totaling $83.0 million which included $44.0 million of charges associated with the estimated impact of Centeon's voluntary recall of all in-date lots of albumin products.

  In 1995, U.S. IBT included $13.1 million of restructuring charges and $35.6 million of AIS-related acquired research and development. France IBT included $22.8 million from gains on sales of certain product rights. Other Europe IBT included $46.9 million of restructuring charges and $37.3 million of other charges related to the Fisons plc acquisition, including acquired research and development expense.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  In 1994, U.S. IBT included gains on asset sales, net of restructuring charges, of $15.1 million. France and Other Europe IBT included $49.0 million and $28.8 million, respectively, of restructuring charges, net of gains on sales of assets. The Rest of World area IBT included restructuring charges of $13.2 million.

  For presentation purposes, goodwill and intangibles and related amortization expense recorded in connection with the acquisition of Fisons were allocated to the U.S. at December 31, 1995. In 1996, these balances were reflected in the appropriate geographic region.

NOTE 21. RELATED PARTY TRANSACTIONS

 RHONE-POULENC S.A.

  The entities comprising the Company manage their cash separately. In the largest countries such as the U.S., France, the U.K. and Germany, the local entities have access to RP cash pooling arrangements whereby they can, at their own request, lend to or borrow from RP at market terms and conditions.

  Amounts receivable from RP and affiliates totaled $48.9 million and $61.3 million at December 31, 1996 and 1995, respectively. The 1996 balance included $6.3 million of accounts receivable from sales of products and services to RP (1995: $8.5 million) and $39.4 million classified as other current assets (1995: $36.8 million).

  Accounts payable related to purchase of materials and services from RP and affiliates were $16.8 million at December 31, 1996 (1995: $12.2 million); accrued and other liabilities due to RP at December 31, 1996 were $30.0 million (1995: $20.9 million).

  In 1996, sales to RP and affiliates were $31.3 million (1995: $31.1 million; 1994: $29.7 million). Materials purchased from RP totaled $38.7 million in 1996 (1995: $41.4 million; 1994: $36.8 million).

  At December 31, 1996, debt with RP and affiliates totaled $259.8 million (1995: $653.0 million). Interest expense incurred with respect to RP indebtedness in 1996 was $22.3 million (1995: $12.4 million; 1994: $15.8 million).

  RP charges the Company for expenses incurred on its behalf, including research, data processing, insurance, legal, tax, advertising, public relations and management fees. Such charges are reflected in the financial statements and amounted to approximately $24.0 million in 1996 (1995: $23.6 million; 1994: $24.5 million). Management believes that the expenses so charged are representative of amounts that the Company would have incurred if it had been operated as an unaffiliated entity.

  In the 1995 second quarter, the Company acquired Cooper and a pharmaceutical business in Brazil from RP for cash and preferred stock of an RPR subsidiary aggregating approximately $273.2 million. The preferred shares, accounted for as minority interest in other liabilities, have a liquidation preference approximating FF645.0 million (approximately $123.1 million) and pay dividends of 7.5% per annum on a stated value of FF145.0 million. The acquisition agreements call for potential adjustments to the purchase price of the businesses based on several factors, including earnings performance.

  In December 1995, the Company issued $500.0 million of undated capital equity notes to RP. Semiannual remuneration on the unpaid principal balance of the equity notes is based on LIBOR plus a margin and approximated $35.2 million in 1996.

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

 CENTEON

  The Company and Centeon participate in a cash pooling arrangement whereby the entities comprising Centeon can borrow from or lend to RPR at market terms and conditions. Receivables and investments related to Centeon classified as current assets totaled $50.2 million at December 31, 1996. At December 31, 1996, the Company's net investment in capital leasing arrangements with Centeon totaled $59.3 million; related rental income for the year totaled $3.6 million. Current liabilities due to Centeon totaled $35.3 million. Notes payable to Centeon totaled $8.4 million at December 31, 1996.

  Purchases of certain plasma-based products from Centeon totaled $27.8 million in 1996. The Company is a party to a toll manufacturing agreement with Centeon with respect to the manufacture, finishing and/or packaging of certain pharmaceutical compounds and products. Charges at full standard cost to RPR under this agreement totaled $49.5 million in 1996.

  In 1996, the Company received a net cash distribution from Centeon totaling $71.3 million.

  The Company and Centeon have entered into certain service agreements which are generally renewable on an annual basis. The Company charges Centeon for such services as treasury, accounting, information systems, product distribution, tax and legal. These charges approximated $6.0 million in 1996.

NOTE 22. CONTINGENCIES

  The Company is involved in litigation incidental to its business including, but not limited to: (1) approximately 541 pending lawsuits in the United States, Canada and Ireland against the Company and its Armour Pharmaceutical Company subsidiary ("Armour"), in which it is claimed by individuals infected with the Human Immunodeficiency Virus ("HIV") that their infection with HIV and, in some cases, resulting illnesses, including Acquired Immune Deficiency Syndrome-related conditions or death therefrom, may have been caused by administration of anti-hemophilic factor ("AHF") concentrates processed by Armour in the early and mid-1980's. Armour has also been named as a defendant in certain proposed class action lawsuits filed on behalf of HIV-infected hemophiliacs and their families. None of these cases involve Armour's currently distributed AHF concentrates. In August 1996, the Company, with three other U.S. plasma fractionators defending the U.S. AHF litigation, signed a Settlement Agreement with the plaintiffs with respect to this litigation which, subject to certain conditions, provides for payment of $100,000 to each eligible claimant or claimant group and the payment of up to $40 million in attorneys fees. One significant condition of the settlement is that potential subrogation claims by third party medical providers be resolved to the mutual satisfaction of the parties and that the class members' eligibility for federal program entitlements be maintained. The Company and the other fractionator-defendants are working with the plaintiffs' counsel to resolve these issues; (2) legal actions pending against one or more subsidiaries of the Company and various groupings of more than one hundred pharmaceutical companies, in which it is generally alleged that certain individuals were injured as a result of the development of various reproductive tract abnormalities because of in utero exposure to diethylstilbestrol ("DES") (typically, two former operating subsidiaries of the Company are named as defendants, along with numerous other DES manufacturers, when the claimant is unable to identify the manufacturer); (3) antitrust actions alleging that certain pharmaceutical companies, including the Company, engaged in price discrimination practices to the detriment of certain independent community pharmacists and consumers; and (4) alleged breach of contract by a subsidiary of the Company with respect to agreements involving a bisphosphonate compound and Lozol(R).

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  The eventual outcomes of the above matters of pending litigation cannot be predicted with certainty. The defense of these matters and the defense of expected additional lawsuits related to these matters may require substantial legal defense expenditures. The Company follows Statement of Financial Accounting Standards No. 5 in determining whether to recognize losses and accrue liabilities relating to such matters. Accordingly, the Company recognizes a loss if available information indicates that a loss or range of losses is probable and reasonably estimable. The Company estimates such losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such claims. The Company has also recorded as an asset certain insurance recoveries which are determined to be probable of occurrence. If a contingent loss is not probable but is reasonably possible, the Company discloses this contingency in the notes to its consolidated financial statements if it is material. Based on the information available, the Company does not believe that reasonably possible uninsured losses in excess of amounts recorded for the above matters of litigation would have a material adverse impact on the Company's financial position, results of operations or cash flows.

  The Company has been advised of its potential liability related to alleged past waste disposal practices, including potential involvement at five sites on the U.S. National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). For the majority of these sites, the Company's estimated liability is not significant. With respect to two of the sites, the Company is currently not able to estimate its share of potential liability as the assessment of site conditions, the identification of remediation methods and costs, and the quantification of relative contributions among potentially responsible parties have not yet advanced to the stage where a reasonable estimate of loss can be made.

  As of December 31, 1996, the Company had unused standby letters of credit outstanding of $101.5 million. The letters of credit are issued primarily in the form of guarantees or performance bonds.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Rhone-Poulenc Rorer Inc. is responsible for the information and representations contained in this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles and that the other information in this annual report is consistent with those statements. In preparing the financial statements, management is required to include amounts based on estimates and judgments which it believes are reasonable under the circumstances.

  In fulfilling its responsibilities for the integrity of the data presented and to safeguard the Company's assets, management employs a system of internal accounting controls designed to provide reasonable assurance, at appropriate cost, that the Company's assets are protected and that transactions are appropriately authorized, recorded and summarized. This system of control is supported by the selection of qualified personnel, by organizational assignments that provide appropriate delegation of authority and division of responsibilities, and by the dissemination of written policies and procedures. This control structure is further reinforced by a program of internal audits including a policy that requires responsive action by management.

  Coopers & Lybrand L.L.P., the Company's independent accountants, performs audits in accordance with generally accepted auditing standards. The independent accountants conduct a review of internal accounting controls to the extent required by generally accepted auditing standards and perform such tests and procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements presented herein.

  The Board of Directors, through the Audit Committee comprised solely of directors who are not employees of the Company, meets with management, the internal auditors and the independent accountants to ensure that each is properly discharging its respective responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee, without management present, to discuss the results of their work, including internal accounting controls and the quality of financial reporting. The Audit Committee met three times in 1996.

         /s/ Michel de Rosen
-------------------------------------
           MICHEL DE ROSEN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

        /s/ Patrick Langlois
-------------------------------------
          PATRICK LANGLOIS
    EXECUTIVE VICE PRESIDENT AND
       CHIEF FINANCIAL OFFICER

         /s/ Philippe Maitre
-------------------------------------
           PHILIPPE MAITRE
    VICE PRESIDENT AND CORPORATE
             CONTROLLER

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Rhone-Poulenc Rorer Inc.:

  We have audited the accompanying consolidated balance sheets of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhone-Poulenc Rorer Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    /s/ Coopers & Lybrand L.L.P.
-------------------------------------
      COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
January 22, 1997

                   RHONE-POULENC RORER INC. AND SUBSIDIARIES

                          QUARTERLY DATA (UNAUDITED)
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                     QUARTER ENDED 1996                          QUARTER ENDED 1995
                         ------------------------------------------- -------------------------------------------
                                                                      RESTATED
                          MARCH 31   JUNE 30    SEPT. 30   DEC. 31    MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net sales                $1,272.4   $1,346.1   $1,278.0   $1,524.1   $1,098.4   $1,241.3   $1,212.7   $1,589.7
Gross profit                838.2      902.3      907.4    1,106.7      694.4      813.6      792.8    1,094.9
Net income available to
 common shareholders         74.0       91.9       97.4      165.4       89.5       85.7      107.3       55.3
Earnings per common
 share                         .55        .68        .72       1.21        .66        .64        .80        .41
Market price per common
 share:
 High                        66.875     69.250     77.750     80.500     43.500     43.125     45.875     54.500
 Low                         50.500     58.000     62.125     66.000     36.250     40.375     40.500     43.750
Common dividends paid          .30        .32        .32        .32        .30        .30        .30        .30

--------
Results for the third quarter of 1996 included charges of $33.8 million ($.17 per share) associated with the estimated impact of Centeon's voluntary worldwide recall of albumin products sold under the trademarks Albuminar(R) and Plasma-Plex(R).

Results for the fourth quarter of 1996 included charges of $102.6 million ($.50 per share) from the reassessment of certain intangibles and fixed asset carrying values related to AIS. Fourth quarter 1996 results also included gains on the sales of certain nonstrategic European assets totaling $110.7 million ($.51 per share).

Results for the first quarter of 1995 are restated to include the results of Cooperation Pharmaceutique Francaise and a pharmaceutical business in Brazil, acquired from Rhone-Poulenc S.A., and earnings per common share for the period reflect pro forma adjustments giving effect to interest and preferred dividends relative to these acquisitions.

Results for the first quarter of 1995 included pretax income of $11.1 million ($.04 per share) from gains on sales of certain assets and product rights ($49.5 million), including the Company's U.S. and Canadian over-the-counter businesses, net of charges for acquired research and development expense ($13.0 million) and the reassessment of certain asset carrying values ($25.4 million).

Results for the fourth quarter of 1995 included $126.5 million ($.75 per share) of acquisition-related restructuring and other charges, including $60.0 million of pretax restructuring charges, $43.6 million of acquired research and development charged to operations and $22.9 million of integration and other costs.

Earnings per common share amounts for each quarter are required to be computed independently and, therefore, the sum of the four quarters does not necessarily equal the amount computed for the total year.

Rhone-Poulenc Rorer Inc. (ticker symbol: RPR) common shares are listed and traded on the New York and Paris stock exchanges, and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest stock exchanges. On February 28, 1997, there were 7,339 holders of record of RPR common shares.

                           RHONE-POULENC RORER INC.
                                500 Arcola Road
                          Collegeville, PA 19426-0107

This Proxy is Solicited on Behalf of the Board of Directors of Rhone-Poulenc Rorer Inc.

     The undersigned hereby appoints Michel de Rosen, Richard T. Collier, and Patrick Langlois and each of them, with the power of substitution, attorneys to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Rhone-Poulenc Rorer Inc., in Collegeville, Pennsylvania, at 2:00 p.m. on May 7, 1997 and any adjournment or postponement thereof, for the transaction of such business as may come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of the nominees for director and FOR proposal 2.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

                     (Continued, and to be dated and signed, on the other side.)


                       RHONE-POULENC RORER INC.
                       P.O. BOX 11494
                       NEW YORK, N.Y. 10203-0494

         -------

         -------


1. Election for four directors to three-year terms and two directors to one-year terms.

   FOR all nominees     [X]   WITHHOLD AUTHORITY to vote       [X]   *EXCEPTIONS
   listed below               for all nominees listed below

NOMINEES FOR THREE-YEAR TERMS: Jean-Marc Bruel, Charles-Henri Filippi,
   Manfred E. Karobath, M.D., James S. Riepe

NOMINEES FOR ONE-YEAR TERMS: Timothy G. Rothwell and Eric J. Topol, M.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in space provided below.)
*Exceptions.....................................................................

2. Proposal to ratify the selection of Coopers & Lybrand LLP, as independent certified public accountants for Rhone-Poulenc Rorer Inc. and its subsidiaries for the fiscal year ending December 31, 1997.

   FOR   [X]     AGAINST   [X]     ABSTAIN   [X]


(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

   In their discretion, the attorneys are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


                           Change of Address and/or
                           Comments Mark Here        [X]


             Your signature should appear exactly as your name appears in the space at the left. When signing in a fiduciary or representative capacity, please sign your full title as such. If shares are held in more than one capacity, this proxy will be deemed to vote all shares held in all capacities. If your imprinted name is incorrect, please print your correct name in the space below.

             Date: _______________________________________________________, 1997

             ___________________________________________________________________
         +                                Signature
         +
         +   ___________________________________________________________________
   +++++++                                  Title

             Votes MUST be indicated
             (X) in BLACK or Blue ink.     [X]